Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ADESA, INC.,

RILEY ACQUISITION, INC.,

KAR AUCTION SERVICES, INC.,

OPENLANE, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholders’ Representative,

Dated as of August 15, 2011

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of August 15, 2011, by and among ADESA, INC., a Delaware corporation (“Parent”), RILEY ACQUISITION, INC., a Delaware corporation (“Merger Sub”), OPENLANE, INC., a Delaware corporation (the “Company”), SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative (the “Securityholders’ Representative”), and, solely with respect to Section 9.6, KAR AUCTION SERVICES, INC., a Delaware corporation (“Guarantor”).

A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B. This Agreement and the Merger have been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C. It is intended that this Agreement will be adopted by the written consent of stockholders holding at least (i) a majority of the outstanding Company Preferred Stock (voting together as single class) (as defined below) and (ii) a majority of the outstanding voting stock of the Company (voting together as a single class on an as converted to Company Common Stock basis), in accordance with Section 228 of the DGCL as promptly as practicable following the execution and delivery of this Agreement by all parties.

D. Concurrently with the execution and delivery of this Agreement, each of the Key Employees (as defined below) has entered into an employment arrangement with Parent or one of its Affiliates to be effective as of the Closing Date (as defined below) pursuant to the execution of an offer letter (each, an “Offer Letter”), each in a form acceptable to the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accountants’ Determination” has the meaning set forth in Section 3.5(b).

“Acquisition Transaction” has the meaning set forth in Section 6.4(a).

“Affiliate” means, with respect to any Person, (i) a director, officer, partner, member, beneficiary or stockholder of such Person; (i) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director or executive officer of such Person); and (iii) any other Person that, in each case directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Affiliate Transaction” has the meaning set forth in Section 4.18.

“Aggregate Exercise Price” means an aggregate dollar amount equal to the aggregate exercise prices of all Company Options and Company Warrants that are included for purposes of determining the Fully Diluted Number.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Antitrust Laws” has the meaning set forth in Section 6.12(a).

“Arbitrating Accountants” has the meaning set forth in Section 3.5(b).

“Audited Financial Statements” has the meaning set forth in Section 4.7.

“Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2010.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of California.

“Canadian Subsidiaries” means OPENLANE Canada Co., OPENLANE Canada Inc. and NEPO Auto Centre, Inc.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, each as amended from time to time.

“Cap Amount” has the meaning set forth in Section 9.2(b).

“Cash” means, in each case, as of 12:01 a.m. Pacific time on the Closing Date, (i) the outstanding cash and cash equivalents of the Company and the Subsidiaries, excluding Restricted Cash, plus (ii) all un-cleared deposits of the Company and the Subsidiaries outstanding less (iii) all un-cleared checks or withdrawals of the Company and the Subsidiaries outstanding.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as currently in effect.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.3(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” means the Initial Merger Consideration minus the payments made pursuant to Sections 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv) and 3.2(b)(v).

“Closing Statement” has the meaning set forth in Section 3.4(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Ancillary Documents” has the meaning set forth in Section 4.3.

“Company Benefit Plan” means each employee benefit plan as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) and each other plan, fund, program, agreement or arrangement which provides employee benefits to or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, which is (a) sponsored, maintained, contributed to or required to be contributed to by the Company or any of the Subsidiaries, or (b) with respect to which the Company or any of the Subsidiaries has or may have any Liability (including by reason of having an ERISA Affiliate).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Options” means the options (whether or not vested or exercisable) to purchase Company Common Stock that have been granted and that remain outstanding under the Company Stock Option Plan.

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.17(a).

“Company Participants” has the meaning set forth in Section 6.13.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Registered IP” has the meaning set forth in Section 4.17(a).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Option Plan” means the Company’s 2002 Stock Plan.

“Company Warrants” means the warrants (whether or not exercisable) to purchase Company Common Stock or Company Preferred Stock, as the case may be.

“Competition Act” means the Competition Act (Canada) and the regulations thereunder, each as amended from time to time.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 8, 2010, by and between KAR Auction Services, Inc. and the Company.

“Contract” means any written or oral legally binding contract, agreement, purchase order, commitment, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other legally binding agreement, instrument, concession, franchise or license, including, without limitation, customer contracts, royalty and license agreements and purchase agreements.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Right.

“D&O Tail Policy” has the meaning set forth in Section 6.10(b).

“De Minimis Amount” has the meaning set forth in Section 9.2(a).

“DGCL” has the meaning set forth in the recitals hereto.

“Dissenting Shares” has the meaning set forth in Section 3.3(f).

“Dissenting Stockholders” has the meaning set forth in Section 3.3(f).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefits Cap Amount” has the meaning set forth in Section 9.2(c)(ii)(B).

“Employee Benefits Representations” means the representations and warranties set forth in Section 4.14.

“Environmental Laws” means any applicable federal, state, provincial, local or foreign Law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, or governmental restriction or any legally binding agreement with any Governmental Entity relating to the environment, workplace safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” has the meaning set forth in Section 4.16(a).

“Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which, together with the Company or any of the Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 3.2(b)(iv).

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date, among the Securityholders’ Representative, Parent and the Escrow Agent, as the same may be amended, restated, modified, or otherwise supplemented from time-to-time, substantially in the form of Exhibit A attached hereto.

“Escrow Funds” means, at the time of determination, the amount then held in the Escrow Account.

“Escrow Period” has the meaning set forth in Section 9.5.

“Estimated Excess Cash” has the meaning set forth in Section 3.4(a).

“Excess Cash” means an amount equal to Cash minus the Required Cash, if any.

“Expense Amount” means an amount equal to Two Hundred Thousand Dollars ($200,000).

“Expense Fund” has the meaning set forth in Section 10.1(f).

“Final Excess Cash” has the meaning set forth in Section 3.5(b).

“Financial Statements” has the meaning set forth in Section 4.7.

“Flow Thru Entity” means (a) an entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957 or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Foreign Company Benefit Plans” has the meaning set forth in Section 4.14(g).

“Fully Diluted Number” means an amount equal to the sum of, without duplication, (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Company Common Stock issuable upon exercise of Company Options (whether vested or unvested) that are issued and outstanding as of immediately prior to the Effective Time, plus (iii) the total number of shares of Company Common Stock issuable upon conversion of the total number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, plus (iv) the total number of shares of Company Common Stock issuable upon the exercise of Company Warrants that are issued and outstanding as of immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, the calculation of the Fully Diluted Number shall not include any shares of Company Stock held by the Company in treasury.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization) (but excluding the last sentence thereof), 4.2 (Capitalization and Subsidiaries), 4.3 (Authorization), 4.4 (Absence of Restrictions and Conflicts) (clause (a) of the first sentence only) and 4.23 (Brokers, Finders and Investment Bankers).

“GAAP” means generally accepted accounting principles employed in the United States, consistently applied and on a basis consistent with the Company’s and the Subsidiaries’ past practice.

“General Escrow Amount” means an amount equal to Twenty One Million Dollars ($21,000,000).

“General Escrow Funds” means, at the time of determination, the amount then held in the Escrow Account that is related to the General Escrow Amount.

“Governmental Entity” means the United States government, the Government of Canada, any state, provincial or local or foreign government or any court, tribunal, department, instrumentality, commission, bureau, agency, including administrative or regulatory agencies, of the United States government and of the Government of Canada, any state or provincial government or any local government, or other governmental authority or agency, domestic or foreign.

“Guaranteed Obligations” has the meaning set forth in Section 9.6(a).

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any of the Subsidiaries is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means, with respect to the Company or any of the Subsidiaries, but without duplication, (i) all indebtedness of the Company or any of the Subsidiaries for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business), including, without limitation, arising from loans, advances and obligations related thereto, (ii) all obligations of the Company or any of the Subsidiaries for the deferred purchase price of assets, property or services other than (w) operating or other leases of property, (x) trade payables and other ordinary or non-ordinary course third party payables, (y) accrued expenses and (z) liabilities to current and/or former employees incurred in the ordinary course of business, (iii) all obligations of the Company or any of the Subsidiaries for borrowed money evidenced by notes, bonds, debentures, hedging and swap arrangements or Contracts or other similar instruments, (iv) all capital lease (but not operating lease) obligations, (v) all accrued and unpaid interest on any Indebtedness referred to in clauses (i) through (iv) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness, and (vi) all indebtedness of others of the type referred to in clauses (i) through (v) above guaranteed in any manner by the Company or any of the Subsidiaries.

“Indemnified Directors and Officers” has the meaning set forth in Section 6.10(a).

“Indemnified Persons” means the Parent Group or the Seller Group, as the case may be, that is entitled to be indemnified under Article IX.

“Indemnifying Persons” means Parent or the Securityholders, as the case may be, that is required to provide indemnification under Article IX.

“Indemnity Threshold” has the meaning set forth in Section 9.2(a).

“Information Statement” has the meaning set forth in Section 6.11(b).

“Initial Merger Consideration” means Two Hundred Ten Million Dollars ($210,000,000), with such amount being adjusted in accordance with Section 3.4(b).

“Intellectual Property Right” means all (i) trademarks, service marks, applications for trademarks, applications for service marks, service names, trade names, trade dress, fictitious business names

(d/b/a’s), internet domains and URLs, registered user names, and all goodwill associated with any of the foregoing (collectively, “Marks”), (ii) patents and patent applications, including all divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, reexaminations, reissues, additions, any supplementary certificates of protection of or to any of the foregoing, and any registrations or applications for registration of any of the foregoing (collectively, “Patents”), (iii) copyrights and any rights in works of authorship (including without limitation rights in all forms of software, whether in source code, object code, firmware or development tools) and any registrations or applications for registration of any of the foregoing (collectively, “Copyrights”), (iv) trade secrets and rights (other than Patents and Copyrights) in confidential information, and in confidential Technology and any other rights (other than Patents and Copyrights) in confidential know-how, inventions, invention disclosures and other information which has actual or potential commercial value and is not available in the public domain (collectively, “Trade Secrets”), and (v) and all other intellectual property or intangible proprietary right, whether or not subject to statutory registration or protection (collectively, “Other IP Rights”).

“Interested Person” has the meaning set forth in Section 4.18.

“Interim Financial Statements” has the meaning set forth in Section 4.7.

“Investor Rights Agreement” means that certain Third Amended and Restated Investor Rights Agreement, dated as of October 29, 2008, by and among the Company and the holders of Company Preferred Stock named therein.

“IRS” shall have the meaning set forth in Section 4.14(a).

“Key Employees” means those employees set forth on Schedule 1.1(a).

“Knowledge” of any Person means (i) the actual knowledge of such Person and (ii) with respect to the Company, the actual knowledge of Peter Kelly, Michael Briggs, Scott Cross, Gary Edelstein, Laurel Finch, Andrew Iorgulescu, Nagi Palle, Todd Hodnett and Chuck Tapp after reasonable inquiry of Zach Hallowell, Clark Hammond, Serge Shukhat, Amy Carlson and Eddie Ammar.

“Latest Balance Sheet” has the meaning set forth in Section 4.7.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.7.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, circulars, directives, decisions, rules and regulations, in each case, having the force of law) or similar provision having the force of law or an Order of any Governmental Entity.

“Leased Real Property” means any and all real property leased, subleased or licensed to, or otherwise used or occupied by, the Company or the Subsidiaries pursuant to the Leases or other Contract and all rights, title and interests under the Leases relating thereto.

“Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Letter of Transmittal” has the meaning set forth in Section 3.3(b).

“Liability” means any liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest, encumbrance, right-of-way, easement, lease, sublease, license or other similar adverse claim of any kind in respect of such property or asset, including, without limitation, any voting or other transfer restrictions. For the purposes of this Agreement, (x) a Person shall be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset and (y) notwithstanding anything to the contrary contained herein, licenses to Intellectual Property Rights shall not constitute a Lien.

“Losses” means any and all losses, damages, known Liabilities (and the parties agree that for the purposes of this definition, “known” shall not limit the quantum of Liabilities, but only that the source of the Liabilities must be known to constitute “Losses”), out-of-pocket expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and expenses), assessments, and Taxes; provided that, notwithstanding the foregoing, Losses shall in no event include any exemplary, special or punitive damages (except to the extent such damages are awarded by a Governmental Entity in connection with a Third Party Claim).

“Major Private Label Customers” has the meaning set forth in Section 4.19.

“Marks” has the meaning set forth in the definition of Intellectual Property Right.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or non-occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, or assets and Liabilities of the Company and the Subsidiaries, taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred that, individually or in the aggregate, is or would be reasonably likely to prevent the performance by the Company of its obligations under this Agreement. Notwithstanding the foregoing, any state of facts, change, event, effect, occurrence or non-occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) arising from, in connection with or as a result of any of the following shall not be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be likely to be, a Material Adverse Effect: (i) changes in general economic conditions, political conditions or conditions in financial markets; (ii) changes in conditions affecting the industry in which the Company and the Subsidiaries operate; (iii) acts of war, terrorism or natural disasters; (iv) changes in law or GAAP; (v) the announcement or pendency of the Merger, this Agreement and the transactions contemplated hereby (including the loss of any employee, consultant, customer, supplier or business partner); (vi) compliance with the terms of, or taking of any action required by, this Agreement or any Related Document to which the Company is party or that is otherwise taken with consent of Parent; (viii) any failure by the Company to meet any financial forecast, projection, estimate, prediction or models for any period, provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect; and (ix) any matter disclosed in the Company Disclosure Schedule solely to the extent disclosed therein in accordance with this Agreement; provided, that with respect to clauses (i), (ii) and (iii), only to the extent such changes or events do not have a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole, as compared to any of the other companies in the industry in which the Company and the Subsidiaries operate; provided further, that with respect to clause (ii), notwithstanding the foregoing, any changes or events arising from or related to market trends affecting the listing of off-lease vehicles shall not constitute, or be taken into account in determining whether there has been or would reasonably be likely to be, a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customer Revenue” has the meaning set forth in Section 4.19.

“Material Customers” has the meaning set forth in Section 4.19.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 3.5(b).

“Merger Sub” has the meaning set forth in the introductory paragraph hereto.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Objection Notice” has the meaning set forth in Section 3.5(b).

“Offer Letters” has the meaning set forth in the recitals hereto.

“Option Closing Consideration” means, with respect to any Company Option, whether vested or unvested, an amount equal to (a) the number of shares of Company Common Stock as to which such Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the Effective Time multiplied by (b) the excess of the Per Share Common Closing Consideration over the exercise price per share of such Company Option as set forth on Schedule 4.2(a).

“Option Consideration” means, with respect to any Company Option, whether vested or unvested, an amount equal to the Option Closing Consideration with respect to such Company Option plus a pro-rata portion, based on the Fully Diluted Number, of any distributions from the Escrow Account, the Expense Fund or in respect of any payment made by Parent pursuant to Section 3.6(a).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“Other IP Rights” has the meaning set forth in the definition of Intellectual Property Right.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Parent Ancillary Documents” has the meaning set forth in Section 5.2.

“Parent Group” means Parent, Merger Sub, the Company, the Subsidiaries and their respective successors and assigns, and each of their respective officers, directors, managers and Affiliates.

“Parent Plans” has the meaning set forth in Section 6.13.

“Patents” has the meaning set forth in the definition of Intellectual Property Right.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Paying Agent Deposit” has the meaning set forth in Section 3.2(b)(vi).

“Payoff Letters” means the letters and Lien releases provided to the Company or the Subsidiaries by the lenders and other holders of any Indebtedness in connection with the repayment of all Indebtedness of the Company and the Subsidiaries as contemplated hereby.

“Per Share Common Closing Consideration” means an amount equal to (a)(i) the Closing Payment plus (ii) the Aggregate Exercise Price divided by (b) the Fully Diluted Number.

“Per Share Common Consideration” means an amount equal to the Per Share Common Closing Consideration plus a pro-rata portion, based on the Fully Diluted Number, of any distributions from the Escrow Account, the Exchange Fund or in respect of any payment made by Parent pursuant to Section 3.6(a).

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including, without limitation, certificates of need, construction and operation permits and safety certificates), exemptions, classifications, registrations, variances and similar documents, applications, rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate interfere in any material respect with the continued use of any Leased Real Property by the Company or any of the Subsidiaries for the purpose for which they are currently being used.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning on or after the day immediately after the Closing Date.

“Pre-Closing Tax Assets” has the meaning set forth in Section 9.2(f).

“Pre-Closing Tax Period” means any Tax period ending on or before and including the Closing Date.

“Proceedings” means actions, suits, claims, reviews, audits, examinations and investigations and legal, administrative or arbitration proceedings commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Products” has the meaning set forth in Section 4.17(c).

“Publicly Available Software” means (i) any freely available software distributed under a license that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge (collectively, “Publicly Available Copyleft Software”), which shall specifically include any freely available software distributed under the GNU General Public License, the GNU Lesser General Public License, or the Affero General Public License or similar licensing and distribution models that meet the requirements of (a), (b) or (c) above; and (ii) any other freely available software distributed under the Apache Software License or pursuant to similar licensing and distribution models, which for clarity, shall specifically exclude any Publicly Available Copyleft Software.

“Purchase Price Cap” has the meaning set forth in Section 9.2(c)(ii).

“Receivables” has the meaning set forth in Section 4.22(b).

“Registered IP” mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity.

“Related Documents” means the Escrow Agreement, the Company Ancillary Documents, the Securityholders Ancillary Documents and the Parent Ancillary Documents.

“Release Event” has the meaning set forth in Schedule 9.1.

“Representatives” has the meaning set forth in Section 6.2.

“Required Cash” means the amount of Cash needed by the Company and the Subsidiaries such that ordinary course current assets (excluding Cash and deferred Tax assets) of the Company and the Subsidiaries determined in accordance with GAAP less ordinary course current liabilities (excluding the current portion of any Indebtedness and the Transaction Payroll Taxes) of the Company and the Subsidiaries determined in accordance with GAAP is equal to zero; provided, that in the event such current assets exceed such current liabilities, the amount of Required Cash shall be deemed to be zero dollars ($0). Required Cash shall be calculated based on those GAAP line items and the principles set forth on the sample balance sheet attached hereto as Exhibit B, which has been provided for illustrative purposes only but which the parties agree will be the line items used in determining Required Cash. For the avoidance of doubt, liabilities for Taxes will be calculated taking into account any available Tax asset or attribute of the Company or any of the Subsidiaries arising in a Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.26.

“Responsible Pro Rata Portion” means with respect to each Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the total number of shares of Company Common Stock held by such Securityholder immediately prior to the Effective Time (including shares of Company Common Stock issuable upon the exercise of any Company Options or Company Warrants held by such Securityholder) plus (i) the total number of shares of Company Common Stock issuable upon conversion of the total number of shares of Company Preferred Stock held by such Securityholder immediately prior to the Effective Time by (b) the sum of (i) the total number of shares of Company Common Stock held by all Securityholders immediately prior to the Effective Time (including shares of Company Common Stock issuable upon the exercise of all Company Options or Company Warrants held by all Securityholders) plus (i) the total number of shares of Company Common Stock issuable upon conversion of the total number of shares of Company Preferred Stock held by all Securityholders immediately prior to the Effective Time.

“Restricted Cash” means cash proceeds from vehicles sold at auction and collected from buyers by Company and/or the Subsidiaries, which are temporarily held by the Company and/or the Subsidiaries and payable to the seller in the auction transaction, net of transaction fees due to the Company and/or the Subsidiaries.

“Review Period” has the meaning set forth in Section 3.5(b).

“Revised Closing Statement” has the meaning set forth in Section 3.5(a).

“Secretary of State” has the meaning set forth in Section 2.2.

“Securityholders” means those Persons who hold, immediately prior to the Effective Time, shares of Company Common Stock, shares of Company Preferred Stock, Company Options or Company Warrants.

“Securityholders Ancillary Documents” means any certificate, agreement, document or other instrument to be executed and delivered by a Securityholder in connection with the transactions contemplated by this Agreement.

“Securityholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

“Securityholders’ Representative Agreement” has the meaning set forth in Section 10.1(c).

“Seller Group” means any Securityholder, their respective successors and assigns, and each of their respective officers, directors and managers.

“Selling Expenses” means (i) all costs, fees and expenses payable to (A) Montgomery & Co. or any other financial advisor, finder or broker, (B) Wilson Sonsini Goodrich & Rosati, Professional Corporation, and (C) any other advisor, by the Company or any of the Subsidiaries, (ii) incurred by the Company or any of the Subsidiaries on behalf of any of its stockholders, in each case incurred in connection with the consummation of the transactions contemplated hereby (whether incurred prior to or after the date hereof) and (iii) the expenses set forth on Schedule 1.1(b).

“Shortfall Amount” has the meaning set forth in Section 9.3(c).

“Shrinkwrap Software” has the meaning set forth in Section 4.17(e).

“Specified Indemnity Matters Group A” has the meaning set forth in Schedule 9.1.

“Specified Indemnity Matters Group B” has the meaning set forth in Schedule 9.1.

“Specified Request” has the meaning set forth in Schedule 7.1(b).

“Stockholder Approval Delivery Deadline” has the meaning set forth in Section 7.2(g).

“Stockholders” means the holders of the Company Common Stock and the Company Preferred Stock.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” means each of the direct and indirect subsidiaries of the Company.

“Subsidiary Shares” has the meaning set forth in Section 4.2(b).

“Supplemental Cap Amount” has the meaning set forth in Schedule 9.1.

“Supplemental Escrow Amount” has the meaning set forth in Schedule 9.1.

“Supplemental Escrow Funds” means, at the time of determination, the amount then held in the Escrow Account that is related to the Supplemental Escrow Amount.

“Supplemental Information” has the meaning set forth in Section 6.8.

“Survival Date” has the meaning set forth in Section 9.5(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Tax Contest” has the meaning set forth in Section 6.9(d).

“Tax Representations” means the representations and warranties set forth in Section 4.13.

“Tax Return” shall mean any report, return (including any attachments), separately filed election, declaration or other information required to be supplied (or supplied) to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital, capital gains, capital stock, real property, personal property, customs duty, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, employment insurance, public pension plan, disability, transfer, sales, use, goods and services, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Technology” means tangible embodiments of any of the following: all forms of hardware, software (whether in source code, object code, firmware or development tools), technical information and documentation, customer and client information, client and customer lists, franchises, plans, advertising records, techniques, methods, instructions, research records, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, data, databases and research, whether or not patentable or copyrightable.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Payroll Taxes” means the employer potion of any payroll taxes due with respect to any bonuses or other compensatory payments made in connection with the transactions contemplated by this Agreement, including the Option Consideration.

“Transfer Taxes” means any and all transfer, sales, use, goods and services, purchase, value added, excise, real property, personal property, intangible, stamp, or similar Taxes.

“Transition Period” has the meaning set forth in Section 6.1(a).

“USPTO” has the meaning set forth in Section 4.17(k).

“Warrant Cancellation Agreement” has the meaning set forth in Section 3.3(c)(iii).

“Warrant Closing Consideration” means, with respect to any Company Warrant, an amount equal to (a) the number of shares of Company Common Stock as to which such Company Warrant is exercisable immediately prior to the Effective Time multiplied by (b) the excess of the Per Share Common Closing Consideration over the exercise price per share of such Company Warrant as set forth on Schedule 4.2(a).

“Warrant Consideration” means, with respect to any Company Warrant, an amount equal to the Warrant Closing Consideration with respect to such Company Warrant plus a pro-rata portion, based on the Fully Diluted Number, of any distributions from the Escrow Account, the Exchange Fund or in respect of any payment made by Parent pursuant to Section 3.6(a).

“Written Consent” has the meaning set forth in Section 7.2(g).

ARTICLE II

THE MERGER

Section 2.1. The Merger.

At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Merger Sub will be converted or cancelled in the manner provided in Article III.

Section 2.2. Effective Time.

At the Closing, and concurrently with the other conditions set forth in Article VII being satisfied or waived as contemplated in Section 2.3 below, a certificate of merger (the “Certificate of Merger”) will be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 103 of the DGCL, on the Closing Date. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Parent and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

Section 2.3. Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Chicago time) at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, as promptly as practicable following, but in no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII hereof (other than, but subject to satisfaction of, the conditions to be satisfied on the Closing Date), or at such other time and place as may be agreed to by the parties hereto. Such time and date are referred to in this Agreement as the “Closing Date.”

Section 2.4. Effects of the Merger.

At the Effective Time, the effects of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.5. Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation.

(a) The certificate of incorporation and by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and by-laws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with applicable Law.

(b) From and after the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.6. Further Assurances.

Each of Parent, Merger Sub and the Company shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company, as applicable, or to otherwise effect the purposes of this Agreement.

ARTICLE III

MERGER CONSIDERATION AND CONVERSION OF SHARES

Section 3.1. Effect on Company Stock; Treatment of Company Options and Company Stock Option Plan; Treatment of Company Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Stockholders:

(i) Capital Stock of Merger Sub. Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”), so that, immediately following the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of Surviving Corporation Common Stock. Each certificate representing outstanding shares of Merger Sub Common Stock will at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(ii) Treasury Stock. All shares of capital stock of the Company that are owned by the Company as treasury stock will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(iii) Conversion of Outstanding Capital Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time held by Persons other than the Company shall be canceled, shall cease to exist and shall be converted into only the right to receive an amount in cash equal to the Per Share Common Consideration in accordance with Section 3.3. For the avoidance of doubt, all shares of Company Preferred Stock outstanding immediately prior to the Effective Time shall be deemed to have been converted into shares of Company Common Stock in accordance with Section (4)(b) of Article IV of the Certificate of Incorporation for purposes of this Section 3.1(a)(iii).

(b) Company Options and Company Stock Option Plan. Immediately prior to the Effective Time,

(i) all Company Options will have their vesting accelerate in full contingent upon the consummation of the Merger and the Company shall cause all Company Options issued and outstanding at such time, whether vested or unvested, to be, in connection with the Merger, cancelled and terminated and automatically converted into and represent only the right to receive, with respect to each share of Company Common Stock subject to such Company Option, an amount in cash equal to the Option Consideration; and

(ii) the Company shall take all necessary steps as may be reasonably required to effect the provisions of Section 3.1(b)(i) and to terminate the Company Stock Options Plans as of the Effective Time.

(c) Company Warrants. The Company shall use reasonable best efforts to cause all Company Warrants issued and outstanding immediately prior to the Effective Time to be, in connection with the Merger, cancelled and terminated and automatically converted into the right to receive, with respect to each share of Company Stock subject to such Company Warrant, an amount in cash equal to the Warrant Consideration; provided that the Company may pay additional consideration to the holders of out-of-the money Company Warrants in connection with the execution of Warrant Cancellation Agreements.

Section 3.2. Payments.

(a) Prior to the Closing Date, the Company shall provide Parent with (i) the Payoff Letters and (ii) a schedule setting forth all Selling Expenses accrued but unpaid as of immediately prior to the Effective Time.

(b) At the Closing, Parent shall make the following payments:

(i) on behalf of the Company and the Subsidiaries, to the holders of any Indebtedness, the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to such Indebtedness outstanding immediately prior to the Effective Time including, without limitation, the Indebtedness set forth on Schedule 3.2(b)(i);

(ii) on behalf of the Company and the Subsidiaries, the Selling Expenses accrued but unpaid as of immediately prior to the Effective Time;

(iii) on behalf of the Company and the Subsidiaries, the Transaction Payroll Taxes;

(iv) to the Escrow Agent, (A) the General Escrow Amount, (B) if a Release Event has not occurred on or before the Closing Date, the Supplemental Escrow Amount, and (C) if a Release Event has occurred on or prior to the Closing Date, but all amounts payable by the Company or any of the Subsidiaries with respect thereto have not been paid as of the Closing Date, a portion of the Supplemental Escrow Amount equal to such unpaid amounts to be held collectively in an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement;

(v) to the Securityholders’ Representative, the Expense Amount to be held in the Expense Fund pursuant to the terms of this Agreement on behalf of the Securityholders for use in accordance with Article X; and

(vi) to the Paying Agent for distribution to the Securityholders in accordance with Section 3.3, an amount equal to the Closing Payment minus the amount of the Aggregate Exercise Price (the “Paying Agent Deposit).

(c) Each of the payments described in clauses Sections 3.2(b)(i), (ii) and (iii) above by Parent are, and for all purposes will be considered, payments on behalf of the Company and the Subsidiaries and in respect of obligations and liabilities of the Company and the Subsidiaries. In no event shall Parent, the Company or the Subsidiaries have any responsibility or liability for errors made by the Paying Agent in the distribution of any payments made by Parent to the Paying Agent pursuant to Section 3.2(b)(vi).

(d) All cash payments described above will be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account will be designated in writing at least two (2) Business Days prior to the Effective Time.

Section 3.3. Payment and Surrender of Certificates.

(a) Appointment of Paying Agent. Parent and the Company have appointed a national bank or trust company reasonably acceptable to both as paying agent (the “Paying Agent”) in the Merger. At the Closing, Parent shall deposit with the Paying Agent, for the benefit of the Securityholders, the Paying Agent Deposit. Parent shall give the Paying Agent irrevocable instruction to deliver (i) the Per Share Common Closing Consideration to each holder of Company Stock who properly surrenders its Company Stock in accordance with this Section 3.3, (ii) the Option Closing Consideration to each holder of Company Options as set forth below and (iii) the Warrant Closing Consideration to each holder of Company Warrants as set forth below.

(b) Payment to Holders of Company Stock. To the extent not delivered by Parent or Company prior to the Effective Time, as soon as practicable after the Closing Date, Parent shall mail to each holder of record of Company Stock, a letter of transmittal substantially in the form of Exhibit C-1 (the “Letter of Transmittal”), together with instructions for use in effecting such execution and delivery by such holder of Company Stock of a Letter of Transmittal and surrender of his, her or its certificate(s) representing outstanding shares of Company Stock (the “Certificates”). Upon execution and delivery to the Paying Agent of a Letter of Transmittal and surrender of a Certificate to the Paying Agent for cancellation, the holder of Company Stock surrendering such Certificate shall be entitled to receive in exchange therefor the amount as set forth in Section 3.1(a)(iii) with respect to each share of Company Stock represented by such Certificate. To the extent a holder of Company Stock has duly executed and delivered to the Company (who shall in turn deliver a copy of such agreement to the Paying Agent) a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(a)(iii) with respect to each share of Company Stock held by such holder shall be payable by the Paying Agent at the

Effective Time (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), promptly upon determination of the Final Excess Cash). To the extent a holder of Company Stock has not duly executed and delivered to the Company a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(a)(iii) with respect to each share of Company Stock held by such holder shall be payable by the Paying Agent promptly (but in any event no later than three (3) Business Days) following such holder’s execution and delivery of a Letter of Transmittal to the Paying Agent or the Surviving Corporation (who shall in turn deliver a copy of such Letter of Transmittal to the Paying Agent) (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), within three (3) Business Days following determination of the Final Excess Cash). In the event of a transfer of ownership of shares of Company Stock that are not registered in the transfer records of the Company, payment may be made to a transferee only if the Certificate representing such shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) Payment to Holders of Company Options and Company Warrants.

(i) At the Closing, Parent shall deposit with the Company, for the benefit of the Securityholders, the Company Deposit for timely payment of (x) that portion of the aggregate Option Closing Consideration to be paid to holders of Company Options pursuant to Section 3.3(c)(ii) and (y) that portion of aggregate Warrant Closing Consideration to be paid to holders of Company Warrants pursuant to Section 3.3(c)(iii), and Parent shall cause the Company or the Surviving Corporation, as the case may be, to make such payments to the holders of Company Options and Company Warrants as set forth below.

(ii) Upon execution and delivery to the Paying Agent of a Letter of Transmittal, the holder of Company Options delivering such Letter of Transmittal shall be entitled to receive the amount as set forth in Section 3.1(b)(i) with respect to each Company Option held by such holder. To the extent a holder of Company Options has duly executed and delivered to the Company a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(b)(i) with respect to each Company Option held by such holder shall be payable by the Paying Agent at the Effective Time (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent promptly upon determination of the Final Excess Cash). To the extent a holder of Company Options has not duly executed and delivered to the Company a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(b)(i) with respect to each Company Option held by such holder shall be payable by the Paying Agent promptly (but in any event no later than three (3) Business Days) following such holder’s execution and delivery of a Letter of Transmittal to the Paying Agent or the Surviving Corporation (who shall in turn deliver a copy of such Letter of Transmittal to the Paying Agent) (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent within three (3) Business Days following determination of the Final Excess Cash).

(iii) Upon execution and delivery to the Paying Agent of a warrant cancellation agreement substantially in the form attached hereto as Exhibit C-2 (a “Warrant Cancellation Agreement”), the holder of Company Warrants delivering such Warrant Cancellation Agreement shall be entitled to receive the amount as set forth in Section 3.1(c) with respect to each Company Warrant held by such holder. To the extent a holder of Company Warrants has duly executed and delivered to the Company a Warrant Cancellation Agreement prior to the Effective Time, the amount as set forth in Section 3.1(c) with respect to each Company Warrant held by such holder shall be payable by the Paying Agent at the Effective Time (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent promptly upon determination of the Final Excess Cash). To the extent a holder of Company Warrants has not duly executed and delivered to the Company a Warrant Cancellation Agreement prior to the Effective Time, the amount as set forth in Section 3.1(c) with respect to each

Company Warrant held by such holder shall be payable by the Paying Agent promptly (but in any event no later than three (3) Business Days) following such holder’s execution and delivery of a Warrant Cancellation Agreement to the Paying Agent or the Surviving Corporation (who shall in turn deliver a copy of such agreement to the Paying Agent) (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent within three (3) Business Days following determination of the Final Excess Cash).

(d) No Liability. None of the Company, Parent, Merger Sub or the Surviving Corporation shall be liable to any Securityholder in respect of any Merger Consideration delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any public official, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen and Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the agreement by the Person to indemnify the Surviving Corporation in respect of any losses it incurs with respect to such lost, stolen or destroyed Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the amount otherwise payable pursuant to this Agreement in respect of the shares of Company Stock represented by such Certificate.

(f) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and are held by Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (such shares of Company Stock are herein referred to as the “Dissenting Shares” and such Stockholders are herein referred to as the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Per Share Common Consideration with respect to such shares of Company Stock, unless and until such Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights of appraisal, and (b) the opportunity, at the expense of Parent, to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (I) as of the occurrence of such event, such Stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall each be converted into and represent the right to receive the Per Share Common Consideration, payable pursuant to Section 3.1(a)(iii), and (II) promptly following the occurrence of such event, Parent shall pay, or direct the Paying Agent to pay, to such Stockholder the Per Share Common Consideration for such Stockholder’s shares of Company Stock to which such Stockholder is entitled pursuant to Section 3.1(a)(iii).

Section 3.4. Closing Statement.

(a) Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent (with a copy to the Securityholders’ Representative) a statement (the “Closing Statement”) setting forth the Company’s reasonable, good faith estimate of Excess Cash (the “Estimated

Excess Cash”). The Estimated Excess Cash will be prepared in accordance with GAAP and in a manner consistent with the calculation of Required Cash as set forth on Exhibit B. Parent and its accountants may review the work papers used in the preparation of the Company’s calculation of the Closing Statement and the Company shall make available to Parent and its accountants all such work papers or other documents and information related thereto as may be reasonably requested by Parent or its accountants. As promptly as practicable but not later than one (1) Business Day prior to the Closing, Parent will identify any adjustments that it reasonably believes are required to such statements delivered by the Company. If the Company disputes any such adjustments, Parent and the Company will use all commercially reasonable efforts to resolve such dispute, after which the Company will re-deliver to Parent the statements with such adjustments as the parties have agreed are appropriate; provided, however, to the extent the parties are not able to agree on a revised statement of Estimated Excess Cash, such disagreement shall not delay Closing, and the Company’s Estimated Excess Cash will be used for the purposes of Closing. Parent’s belief that the Company’s calculations of the Estimated Excess Cash are reasonable at that time, or Parent’s dispute thereof or the resolution of any disputes thereof, shall not foreclose, prevent, limit or preclude any rights or remedy of Parent set forth herein.

(b) If the Estimated Excess Cash is a positive amount, the Initial Merger Consideration will be increased dollar-for-dollar by such amount, and if the Estimated Excess Cash is zero or a negative amount, the Initial Merger Consideration will not be adjusted.

Section 3.5. Final Closing Statement.

(a) Within sixty (60) days following the Closing Date, Parent shall in good faith prepare and deliver to the Securityholders’ Representative a statement (the “Revised Closing Statement”) setting forth its calculation of the Excess Cash. The Excess Cash set forth in the Revised Closing Statement shall be calculated and prepared in accordance with GAAP and in a manner consistent with the calculation of Required Cash as set forth on Exhibit B. The Securityholders’ Representative and its accountants may review the work papers used in the preparation of Parent’s calculation of the Revised Closing Statement and Parent shall make available to the Securityholders’ Representative and its accountants access to the books and records of the Surviving Corporation, work papers or other documents and information related to the Revised Closing Statement, and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for preparing the Revised Closing Statement, as may be reasonably requested by the Securityholders’ Representative or its accountants.

(b) Following receipt of the Revised Closing Statement, the Securityholders’ Representative will be afforded a period of twenty (20) Business Days (the “Review Period”) to review the Revised Closing Statement. At or before the end of the Review Period, the Securityholders’ Representative will either (i) accept the calculation of Excess Cash as set forth in the Revised Closing Statement in its entirety or (ii) deliver to Parent a written notice (the “Objection Notice”) containing a detailed written explanation of those items in the Revised Closing Statement which the Securityholders’ Representative disputes, in which case the items specifically identified by the Securityholders’ Representative shall be deemed to be in dispute. The failure by the Securityholders’ Representative to deliver the Objection Notice within the Review Period shall constitute the Securityholders’ Representative’s acceptance of the calculation of Excess Cash as set forth in the Revised Closing Statement. If the Securityholders’ Representative delivers an Objection Notice within the Review Period, then, within a further period of twenty (20) Business Days from the end of the Review Period, the Securityholders’ Representative and Parent and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to Deloitte LLP or such other Persons as the Securityholders’ Representative and Parent may mutually agree (the “Arbitrating

Accountants”), the fees and expenses of which shall be allocated between the Securityholders’ Representative (solely on behalf of the Securityholders in its capacity as the Securityholders’ Representative, and not its individual capacity), on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Arbitrating Accountants that is unsuccessfully disputed by each such party (as finally determined by the Arbitrating Accountants) bears to the total amount of such disputed items so submitted. Such determination (the “Accountants’ Determination”) shall be (i) in writing, (ii) furnished to the Securityholders’ Representative and Parent as soon as practicable (and in no event later than thirty (30) Business Days) after the items in dispute have been referred to the Arbitrating Accountants, (iii) made in accordance with GAAP and in a manner consistent with the calculation of Required Cash as set forth on Exhibit B; and (iv) nonappealable and incontestable by the parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. As used herein “Final Excess Cash” means the Excess Cash as ultimately determined in accordance with this Section 3.5(b). The Initial Merger Consideration as finally adjusted in accordance with this Section 3.5 will be deemed to be the “Merger Consideration”.

Section 3.6. Payment of Excess or Deficiency.

(a) If the calculation of the Merger Consideration based on the Excess Cash shown on the Revised Closing Statement is less than the calculation of the Merger Consideration based on the Excess Cash shown on the Closing Statement, then the Securityholders shall pay or cause to be paid the difference to Parent by wire transfer in immediately available funds from the Escrow Account. If the calculation of the Merger Consideration based on the Excess Cash shown on the Revised Closing Statement is greater than the calculation of the Merger Consideration based on the Excess Cash shown on the Closing Statement, then Parent shall deliver the difference to the Paying Agent to be distributed to the Securityholders pro rata based on the portion of the Initial Merger Consideration to which the applicable Securityholder was entitled to receive.

(b) All payments to be made to either Parent or the Securityholders pursuant to this Section 3.6 will be made by wire transfer of immediately available funds to the Paying Agent’s account or Parent’s account, as applicable, designated by each such party within two (2) Business Days of the determination of the Final Excess Cash.

Section 3.7. Withholding Rights.

Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, the Canadian Tax Act, or any provision of United States or Canadian federal, state, provincial, local or non-U.S. tax law. Such withheld amounts that are remitted to the applicable Governmental Entity will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule of the Company delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on the Closing Date) except, in each case, where a representation or warranty is made herein as of a specified date (which representations and warranties shall be made only as of such date):

Section 4.1. Organization.

Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and, in good standing under the laws of its respective jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business as a foreign or extra-provincial corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such failures to be so qualified, licensed or in good standing that are not, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. Each jurisdiction where the Company is qualified to or licensed to do business as a foreign or extra-provincial corporation is set forth on Schedule 4.1 and, with respect to each Subsidiary, each such jurisdiction is set forth opposite such Subsidiary’s name on Schedule 4.1. The Company has heretofore made available to Parent true, correct and complete copies of (i) the Company’s and the Subsidiaries’ charter documents as currently in effect and (ii) the Company’s and the Subsidiaries’ corporate record books with respect to actions taken by the Company’s and the Subsidiaries’ officers, stockholders and directors since the later of (1) January 1, 2008 or (2) the closing date of the acquisition of such Subsidiary by the Company. Schedule 4.1 sets forth all of the trade names, or fictitious business names (d/b/a’s) used by the Company or any of the Subsidiaries.

Section 4.2. Capitalization and Subsidiaries.

(a) The authorized capital stock of the Company consists of 37,300,000 shares of Company Common Stock, of which 8,238,312 shares are issued and outstanding as of the date of this Agreement and of which 8,550,699 shares are reserved for issuance under the Company Stock Option Plan, and 20,687,655 shares of Company Preferred Stock, of which 16,122,606 shares are issued and outstanding as of the date of this Agreement. Each issued and outstanding share of Company Common Stock and Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, is free of any preemptive rights in respect thereof, is free and clear of all Liens, will be free and clear of all Liens as of the Effective Time and was issued in compliance in all material respects with all applicable Laws. Schedule 4.2(a) sets forth the following information relating to each Securityholder as of the date of this Agreement: (i) its name, address (as listed in the books and records of the Company) and (ii) the number and class or series of shares of Company Stock held by such Person and the respective certificate numbers. Except as set forth on Schedule 4.2(a), there are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock of the Company. Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of the Company; or (b) Company Options, Company Warrants or other options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock. Except as set forth on Schedule 4.2(a), there are no (i) puts or other rights, agreements or commitments obligating the Company to repurchase, redeem or otherwise acquire any shares of its capital stock (or options or warrants to acquire such shares) or (ii) voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no agreements or understandings to which the Company is party or by which the Company is bound which require the Company to register its securities or otherwise relate to the registration of any securities of the Company. Schedule 4.2(a) sets forth a true and complete list of all outstanding Company Options and Company Warrants as of the date of this Agreement, together with the number of shares of Company Stock subject to such security, the class or series of such Company Stock, the date of grant or issue and the exercise price of such Company Options and Company Warrants. All Company Options have been granted under the Company Stock Option Plan. Except as set forth in Section 3.1(b)(i), no Company Option shall entitle the holder thereof to receive anything after the Merger in respect of such Company Option.

(b) The Company owns all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries as set forth on Schedule 4.2(b) (collectively, the “Subsidiary Shares”). Each Subsidiary Share is duly authorized and validly issued in accordance with applicable Law, fully paid and nonassessable, is free of any preemptive rights in respect thereof, is free and clear of all Liens, will be free and clear of all Liens as of the Effective Time and was issued in compliance with all applicable Laws. Except as set forth on Schedule 4.2(b), one hundred percent (100%) of the stock or other ownership interests of each Subsidiary has been directly or indirectly owned by the Company at all times and neither the Company nor any of the Subsidiaries owns, directly or indirectly, any Equity Interests in any Person other than a Subsidiary identified on Schedule 4.2(b). There are no declared or accrued but unpaid dividends or other distributions with respect to any Subsidiary Shares. Except as set forth on Schedule 4.2(b), there are no (i) outstanding securities convertible or exchangeable into shares of capital stock of any of the Subsidiaries; (ii) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating any of the Subsidiaries to issue, transfer or sell any shares of its capital stock; (iii) puts or other rights, or agreements or commitments obligating the Company to purchase, redeem or otherwise acquire any shares of its capital stock (or options or warrants to acquire such shares) or (iv) voting trusts, proxies or other agreements or understandings to which any of the Subsidiaries is a party or by which any of the Subsidiaries is bound with respect to the voting, transfer or other disposition of the Subsidiary Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Subsidiaries.

Section 4.3. Authorization.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Requisite Stockholder Approval, the execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board and stockholder action on the part of the Company. This Agreement has been, and the Company Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and, assuming the due execution by the other parties hereto or thereto, do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4. Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company

Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any consent, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Company or any of the Subsidiaries, (b) except as indicated on Schedule 4.12(b), any Material Contract applicable to the Company or any of the Subsidiaries, (c) any Order of any court or Governmental Entity to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets are bound or (d) except as set forth on Schedule 4.4, any Permit, Law or arbitration award of any Governmental Entity applicable to the Company or any of the Subsidiaries, except for (i) the filing of the Certificate of Merger with the Secretary of State; (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under applicable Antitrust Laws; and (iii) with respect to the foregoing clauses (b) and (d), such violations, conflicts, breaches, loss of benefits, accelerations or rights which would not be material to the Company and the Subsidiaries, taken as a whole, and would not prevent or materially alter the transactions contemplated by the Agreement.

Section 4.5. Real Property.

(a) Neither the Company nor any of the Subsidiaries owns or has ever owned any real property.

(b) Schedule 4.5(b) contains a true and complete list, by street address or other location information, of all Leased Real Property, together with reference information for each of the Leases thereto. The Company or the applicable Subsidiary has good and valid title to the leasehold estates in the Leased Real Property and under the Leases, in each case free and clear of all Liens other than Permitted Liens, and each of the Leases is in full force and effect. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any other party to a Lease, is in breach in any material respect or in default under any Lease, and, to the Knowledge of the Company, no event has occurred which with notice or the passage of time or both would reasonably be expected to constitute a breach in any material respect or default thereunder. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Leases. The Company and the Subsidiaries have made all material repairs and replacements known to the Company or any of the Subsidiaries to be required to be made by them under the Leases or as required under applicable requirements of Law. Except as disclosed on Schedule 4.5(b), there are no other parties other than the Company or the applicable Subsidiary occupying the Leased Real Property.

(c) The Leased Real Property and the improvements located thereon are supplied with and have access to such utilities as are necessary to allow the business of the Company or the applicable Subsidiary to be operated in the ordinary course as currently operated. To the Knowledge of the Company, neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation, expropriation or other taking, by eminent domain or otherwise by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation, expropriation or other taking has been threatened.

Section 4.6. Title to Assets; Related Matters.

The Company and the Subsidiaries have good and valid title to all of the personal properties and assets, tangible or intangible, reflected in the Interim Financial Statements as being owned by the Company or any of the Subsidiaries, free and clear of all Liens except for Permitted Liens. The Company or the applicable Subsidiary has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. The Company’s and the Subsidiaries’ material tangible assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, consistent with standards generally followed in the industry, (b) are usable in the regular and ordinary course of business and (c) conform, in all material respects, to all applicable Laws, ordinances, codes, rules and regulations applicable thereto.

Section 4.7. Financial Statements.

Schedule 4.7 contains true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2010, December 31, 2009 and December 31, 2008 and the related audited consolidated statements of income, shareholders’ deficit and cash flow for the year then ended, together with the notes thereto and the report thereon of Ernst & Young LLP, independent certified public accountants (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company (the “Latest Balance Sheet”) as of June 30, 2011 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income, shareholders’ deficit and cash flows for the six-month period then ended (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ deficit and cash flow of the Company and the Subsidiaries as of the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which are not expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole) and the absence of notes required by GAAP. The Financial Statements are based on the books and records of the Company and the Subsidiaries. The Company and the Subsidiaries have maintained materially accurate books and records reflecting their assets and liabilities and have utilized internal control over financial reporting such that the transactions recorded in the Financial Statements were done so in accordance with GAAP. Since the Latest Balance Sheet Date, there has been no material change in any of the accounting (or Tax accounting) policies, practices or procedures of the Company or any of the Subsidiaries.

Section 4.8. No Undisclosed Liabilities.

Neither the Company nor any of the Subsidiaries has any material Liabilities, except for (i) the Liabilities set forth on Schedule 4.8; (ii) Liabilities on the Latest Balance Sheet; (iii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business and executory obligations under Contracts entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice (other than, in each case, any such Liability that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding, in each case as in effect on or before the Closing Date); and (iv) Liabilities arising solely in connection with this Agreement and/or the Related Documents. Notwithstanding anything to the contrary contained herein, this Section 4.8 does not relate to any matters concerning (A) Taxes (which are addressed solely in Section 4.13), (B) employee benefits (which are addressed solely in Section 4.14) or (C) Intellectual Property or Intellectual Property Rights (which are addressed solely in Section 4.17).

Section 4.9. Absence of Certain Changes.

Since the date of the Balance Sheet through and including the date of this Agreement, and except as set forth in Schedule 4.9, there has not been (i) any Material Adverse Effect or (ii) any action taken, or not taken, of the type described in Section 6.1(b), which, had such action or failure to act occurred after the date hereof, would be in violation of such Section 6.1(b).

Section 4.10. Legal Proceedings.

(a) Except as set forth on Schedule 4.10, there are no Proceedings pending, or, to the Company’s Knowledge, threatened in writing against the Company, any of the Subsidiaries, the businesses or assets of the Company or any of the Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors or employees in their capacities as such by or before any Governmental Entity. Neither the Company, any of the Subsidiaries, any of the assets or properties of the Company or any of the Subsidiaries nor, to the Knowledge of the Company, any officer, director or employee of the Company or any of the Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of the Company or any of the Subsidiaries.

(b) To the Knowledge of the Company, there have been no Proceedings that have (i) resulted in any criminal sanctions or (ii) since January 1, 2008, resulted in any material payments, in each case by or against the Company, any of the Subsidiaries or any of their officers, directors or employees in their capacities as such (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 4.11. Compliance with Laws.

Except as set forth on Schedule 4.11, the Company and the Subsidiaries are (and have been at all times in the past three years) in compliance in all material respects with all applicable Laws, ordinances, regulations and Orders of all Governmental Entities. Since January 1, 2008 (i) neither the Company nor the Subsidiaries has been charged with and, to the Knowledge of the Company, are not now under investigation with respect to, any actual or alleged violation of any applicable Law, regulation, ordinance, Order or other requirement of a Governmental Entity, (ii) neither the Company nor any of the Subsidiaries has been a party to or bound by any Order, judgment, decree or award of any Governmental Entity and (iii) each of the Company and the Subsidiaries has filed all material reports required to be filed with any Governmental Entity and, except as set forth on Schedule 4.11, has all material Permits required to be held on or before the date hereof and all such reports are accurate and complete in all material respects and in compliance in all material respects with all applicable Laws. Notwithstanding anything to the contrary contained herein, this Section 4.11 does not relate to any matters concerning (A) Taxes (which are addressed solely in Section 4.13) or (B) employee benefits (which are addressed solely in Section 4.14).

Section 4.12. Contracts.

(a) Schedule 4.12(a) sets forth a correct and complete list as of the date of this Agreement of the following Contracts under which there are ongoing or outstanding obligations or rights, other than, in the case of terminated or expired Contracts, confidentiality, non-solicit, indemnification and other obligations that typically survive the expiration or termination of an agreement (it being understood and agreed that ongoing payment obligations other than for services previously rendered would not be considered obligations that typically survive the expiration or termination of an agreement) to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets is bound, (collectively, the “Material Contracts”):

(i) any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture, guarantee or other Contract relating to the borrowing of money by the Company, other than accounts payable in the ordinary course of business;

(ii) any Lease or other lease involving any properties or assets (whether real, personal or mixed, tangible or intangible) having a value per item of more than $25,000 per year;

(iii) any Contract which limits or restricts, in any material respect, the Company, any of the Subsidiaries or, to the Knowledge of the Company, any officers or Key Employees of the Company or any of the Subsidiaries from engaging in any business in any jurisdiction;

(iv) any Contract in which the Company or any of the Subsidiaries grants any third party exclusive rights to sell, license, manufacture or otherwise distribute any of its technology, products or services in any geographic area or to any customers or potential customers or any class of customers during any period of time or in any segment of the market;

(v) any franchising agreement;

(vi) any management, consulting, change of control, severance or similar agreement and any employment agreement (other than Contracts (including employment agreements or offer letters) that are terminable at-will (or without cause upon less than thirty (30) days prior written notice) and without any known Liability to the Company);

(vii) any Contract that involves a commitment by the Company or any of the Subsidiaries to pay in excess of $50,000 in the twelve (12) month period beginning upon July 1, 2011;

(viii) any Contract providing for monetary liquidated damages in excess of $50,000 to be paid by the Company or any of the Subsidiaries;

(ix) any Contract entered into by the Company or any of the Subsidiaries in connection with the settlement or other resolution of any Proceeding under which the Company has outstanding obligations;

(x) any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xi) any Contract granting any Person a Lien, other than a Permitted Lien, on all or any part of any of the Company’s or any of the Subsidiaries’ assets;

(xii) any Contract granting to any Person an option or a first refusal, first-offer, “most favored nation” or similar preferential right to purchase or acquire any assets;

(xiii) any Contract required to be listed on Schedule 4.17(e) or Schedule 4.17(h);

(xiv) any joint venture or partnership Contract;

(xv) any Contract with a Material Customer;

(xvi) any outstanding power of attorney empowering any Person to act on behalf of the Company or any of the Subsidiaries;

(xvii) any contract or agreement with any Governmental Entity; and

(xviii) any other existing Contract (other than those described in subparagraphs (i) through (xvii) of this Section 4.12(a)) that involves an amount paid by, or owed to (or to be paid by or owed to), the Company or the Subsidiaries, in excess of $50,000 per year that was entered into outside of the ordinary course of business.

True, correct and complete copies of the Contracts required to be set forth on Schedule 4.12(a) have been delivered to Parent.

(b) The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, with respect to each other party to such Material Contracts. There are no existing defaults or breaches by the Company or the applicable Subsidiary under any Material Contract (or events or occurrences which, with notice or lapse of time or both would constitute a default or material breach) and, to the Knowledge of the Company, there are no such defaults (or events which, with notice or lapse of time or both, would constitute a default or material breach) with respect to any third party to any Material Contract. Schedule 4.12(b) identifies, as of the date of this Agreement, each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby.

Section 4.13. Taxes.

(a) The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to Taxes. The Company and each Subsidiary has or will have timely filed (or caused to be filed) all Tax Returns required to be filed by it that are required to be filed on or prior to the Closing Date and all such Tax Returns are true, complete and correct in all material respects.

(b) The Company and each Subsidiary has or will have timely paid (or caused to be timely paid) all material Taxes (whether or not shown on any Tax Return) that are due and payable on or prior to the Closing Date or has reserved for such Taxes in its Latest Balance Sheet or in the computation of Required Cash. The Company and each Subsidiary has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, and other Persons and (ii) all material sales, use, and value added Taxes. The Company and each Subsidiary has timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(c) No audits, examinations, investigations or other Proceedings are in progress, pending, or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any Subsidiary. Neither the Company nor any Subsidiary has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to material Taxes or material Tax Returns of the Company or any Subsidiary. No power of attorney granted by the Company or any Subsidiary with respect to any material Taxes or material Tax Returns is currently in force. Neither the Company nor any Subsidiary has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending (other than as a result of filing Tax Returns based on valid extensions) the period for assessment, reassessment or collection of any material Taxes.

(d) In the past five (5) years, no claim has ever been made by any Governmental Entity in a jurisdiction in which neither the Company nor any Subsidiary files Tax Returns that the Company or a Subsidiary is or may be subject to a material Tax in such jurisdiction.

(e) As of the date of the Latest Balance Sheet, the aggregate unpaid Taxes of the Company and each Subsidiary have been reserved for in accordance with GAAP on the Latest Balance

Sheet. Since the Latest Balance Sheet Date, neither the Company nor any Subsidiary (i) has incurred any Taxes outside the ordinary course of business (other than Transaction Payroll Taxes), (ii) changed a method of accounting for income Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to material Taxes, (iv) changed an accounting period with respect to Taxes, or (v) made, changed, or revoked any material election with respect to Taxes.

(f) There are no Liens for Taxes upon any of the assets of the Company or any Subsidiary, other than Permitted Liens.

(g) Neither the Company nor any Subsidiary is liable for any Taxes (other than Taxes of the Company or any Subsidiary): (i) under any agreement (including any Tax sharing agreements), (ii) as a transferee or successor by Contract, Law or otherwise or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation. Neither the Company nor any Subsidiary has ever been a member of any affiliated group (other than a group with the Company or any Subsidiary as its common parent) that files an affiliated, consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes.

(h) The Company is not (and has never been) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(i) Neither the Company nor any Subsidiary has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(j) Neither the Company nor any Subsidiary has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) The Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all applicable Tax holidays or Tax incentives or grants and, to the Knowledge of the Company, no material Tax holiday or Tax incentives or grants will terminate as a result of the transactions contemplated hereby.

(l) There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Code Section 280G or could be subject to an excise tax under Code Section 4999.

(m) Each of the Company’s and the Subsidiaries’ “nonqualified deferred compensation plans” within the meaning of Code Section 409A has since (i) January 1, 2005 been maintained and operated in good faith compliance with Code Section 409A and Notice 2005-1, (ii) October 3, 2004 not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009 been in documentary and operational compliance with Code Section 409A. No such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or penalties under Code Section 409A.

(n) Neither the Company nor any Subsidiary has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any employee of contractor for any Taxes, including potential Taxes imposed under Code Section 409A or Code Section 4999.

(o) Neither the Company nor any Subsidiary is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date. Neither the Company nor any Subsidiary has made an election (including a protective election) pursuant to Code Section 108(i). Neither the Company nor any Subsidiary has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. No Subsidiary is a Flow Thru Entity and, to the Knowledge of the Company, neither the Company nor any Subsidiary own an interest in any Flow Thru Entity.

(p) Each of the Canadian Subsidiaries has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Canadian Tax Act, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to Transfer Taxes.

(q) None of the Company Common Stock, Company Preferred Stock, Company Options or Company Warrants is “taxable Canadian property” for purposes of the Canadian Tax Act or “taxable Québec property” for purposes of the Taxation Act (Québec).

(r) To the Knowledge of the Company, the intercompany transfer pricing of the Company and the Subsidiaries is consistent with arm’s length-pricing.

(s) There are no circumstances existing which could result in the application to any Canadian Subsidiary of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Canadian Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(t) On the Closing Date, the balance of each Canadian Subsidiary’s “low rate income pool”, as defined in the Canadian Tax Act and any relevant provincial income tax statute, is zero (0).

Section 4.14. Employee Benefits.

(a) Schedule 4.14(a) identifies, as of the date of this Agreement, each material Company Benefit Plan. Each Company Benefit Plan complies in form and operation with its terms and all applicable Laws in all material respects, and the Company and each Subsidiary has complied in all material respects with all reporting and disclosure requirements applicable to each Company Benefit Plan. Each Company Benefit Plan that is intended to be tax-qualified has received a favorable determination letter from the Internal Revenue Service (the “IRS”) (or still has remaining time in which to apply for such letter and to make any amendments necessary to obtain a favorable determination), and no event has occurred that is reasonably likely to result in the loss of tax-qualified status of such Company Benefit Plan. Except as set forth on Schedule 4.14(a), (i) neither the Company nor any of the Subsidiaries has made any commitment or taken any action to adopt or establish any additional employee benefit plans or to materially increase the benefits under any of the Company Benefit Plans, and (ii) no action has been taken to correct any defects with respect to any Company Benefit Plan under any correction procedure of the IRS or the Department of Labor, and to the Knowledge of the Company no such action is required. No Company Benefit Plan is under audit by the IRS or the Department of Labor. To the Knowledge of the Company, no fiduciary of any Company Benefit Plan has or would reasonably be expected to have any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of or investment of the assets of any Company Benefit Plan.

(b) Neither the Company, any of the Subsidiaries nor any ERISA Affiliate has engaged in any transaction that would cause Parent or any of the Subsidiaries to be subject to any Liability under Section 4069 of ERISA. Neither the Company nor any of the Subsidiaries has engaged in any nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code in connection with which Parent could be subject to any material Liability. There are no pending or, to the Company’s Knowledge, threatened claims, actions or suits involving any Company Benefit Plan (other than routine claims for benefits) or any other litigation or Proceedings involving any Company Benefit Plan that could result in any material Liability to Parent. No Company Benefit Plan that is subject to the minimum funding standards of ERISA or the Code has failed to meet the minimum funding standard within the meaning of Sections 412, 430, 431, 432 or 436 of the Code or Sections 206(g), 302, 303, 304 or 305 of ERISA, whether or not waived. All contributions required to have been made by the Company or any of the Subsidiaries to any Company Benefit Plan (or to any Person pursuant to the terms hereof) pursuant to Law (including ERISA and the Code) or the terms of such Company Benefit Plan have been made within the time prescribed by such Law or the terms of such Company Benefit Plan, and all other contributions, payments and unfunded benefit Liabilities have been accrued in the Financial Statements in accordance with GAAP. Insofar as the representation made in the previous sentence applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any Company Benefit Plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any of the Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date. All insurance premiums with respect to the Company Benefit Plans for all periods prior to the Closing Date have been timely paid in full.

(c) Except as disclosed in Schedule 4.14(c), no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees of the Company or any of the Subsidiaries beyond their retirement or other termination of service, other than as required by COBRA or similar state or local Law.

(d) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents, to the extent applicable: (i) the Company Benefit Plan document, trust agreement and any amendments thereto, (ii) the most recent annual report and actuarial report, (iii) the most recent summary plan description, (iv) the most recent determination or opinion letter received from the IRS, (v) insurance contracts, (vi) investment management agreements and (vii) third party administration agreements.

(e) Except as disclosed on Schedule 4.14(e), there are no severance, termination, retention, change in control, “golden parachute,” transaction bonus or other similar payments to, or the creation, acceleration or vesting of any right or interest for the benefit of, any present or former personnel of the Company or any of the Subsidiaries which becomes payable as a result of the consummation of the transactions contemplated by this Agreement, whether alone or in connection with any other event.

(f) Neither the Company, any of the Subsidiaries, nor any ERISA Affiliate of such entity nor any predecessor thereof sponsors, maintains, contributes to, or has any Liability with respect to, or has in the past sponsored, maintained, contributed to, or had any Liability with respect to, any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any multiemployer plan as defined in Section 3(37) of ERISA, any multiple employer plan as defined in Section 413 of the Code, any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or any funded welfare plan as defined in Section 419 of the Code.

(g) Schedule 4.14(g) sets forth a list, as of the date of this Agreement, of each Company Benefit Plan that is subject to the Laws of a jurisdiction outside the United States (the “Foreign Company Benefit Plans”). All of the Foreign Company Benefit Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, applicable Laws, including the Pension Benefits Act (Ontario) and the Canadian Tax Act and the terms of such Foreign Company Benefit Plans. No fact or circumstance exists that could adversely affect the tax-preferred or tax exempt status of any Foreign Company Benefit Plan. All obligations regarding the Foreign Company Benefit Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Foreign Company Benefit Plans. No Foreign Company Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other action, initiated by any Governmental Entity or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other action or to affect the registration of any Foreign Company Benefit Plan required to be registered.

Section 4.15. Insurance Policies.

Schedule 4.15 contains a complete and correct list of all insurance policies carried by the Company and the Subsidiaries or any of their assets as of the date of this Agreement, specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any), the annual premium amount and the date through which coverage will continue by virtue of premiums already paid. All such insurance policies and bonds are in full force and effect. Neither the Company nor any of the Subsidiaries has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. The Company and the Subsidiaries maintain insurance with reputable insurers for all risks normally insured against, and, to the Company’s Knowledge, in amounts normally carried, by Persons of similar size engaged in similar lines of business and, to the Company’s Knowledge, such coverage is sufficient. Schedule 4.15 also sets forth, as of the date of this Agreement, the nature and approximate amount of all claims for insured losses sustained by the Company or any of the Subsidiaries asserted since January 1, 2008, including, but not limited to, claims relating to errors and omissions, fidelity bond, workers’ compensation, automobile and general liability. There is no claim by the Company or any of the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Neither the Company nor any of the Subsidiaries is (i) in material breach or material default with respect to any obligations under any such policies, the noncompliance with which would cause the insurer to be able to deny coverage and (ii) in material breach or material default with respect to any other obligation under any such policy. To the Company’s Knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. To the Knowledge of the Company, during the past three (3) years, none of the Company or any of the Subsidiaries has made a claim for insurance that was refused under any insurance policy carried by it.

Section 4.16. Environmental, Health and Safety Matters.

(a) The Company and the Subsidiaries possess, and are in compliance in all material respects with, all Permits required by Environmental Laws (“Environmental Permits”) and have filed all notices that are required under Environmental Laws, and the Company and the Subsidiaries are in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Permits and in any Environmental Laws.

(b) (i) No written notice, notification, demand, request for information, citation, summons or Order has been issued by a Governmental Entity and received by the Company or any of the Subsidiaries; and (ii) no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or Proceeding is pending or, to the Company’s Knowledge, threatened by any Governmental Entity or other Person which, in each case alleges that the Company or any of the Subsidiaries is in violation of or has liability under any Environmental Law or Environmental Permit.

(c) (i) Neither the Company nor any Subsidiary has any Liabilities arising under Environmental Laws or Environmental Permits in connection with the Leased Real Property or any formerly leased or operated real property and (ii) neither the Company nor any Subsidiary has received written notice alleging actual or threatened Liability under CERCLA or any similar foreign, state or local statute or ordinance from any Governmental Entity or any third party, which could reasonably be expected to result in or be the basis for any such material Liability, in each case except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(d) Neither the Company nor any Subsidiary has discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released any Hazardous Material at, on or under any Leased Real Property or any other property now or previously owned, leased or operated by the Company or any of the Subsidiaries.

(e) Neither the Company nor any of the Subsidiaries has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in material compliance with all applicable Environmental Laws.

For purpose of this Section 4.16, the term “Company” or “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or such Subsidiary, as applicable.

Section 4.17. Intellectual Property.

(a) Schedule 4.17(a)(i) sets forth a true, correct and complete list as of the date of this Agreement of all Intellectual Property Rights which are owned by the Company or any of the Subsidiaries which are Registered IP, including the owner of each and the jurisdictions where each is registered, filed or granted (if any), together with the status, application or registration number, date of application, registration or issuance, as applicable, and for each patent or patent application, all inventors (“Company Registered IP”). In addition, the Company and the Subsidiaries own other Intellectual Property Rights, including certain computer programs, source code and software applications relating to the Products, which are necessary or material to the operation of the business of the Company and the Subsidiaries (together with the Company Registered IP, the “Company-Owned Intellectual Property”). The Company or the applicable Subsidiary has good and marketable title to such Company-Owned Intellectual Property, free and clear of all Liens. With respect to all such Company-Owned Intellectual Property, each such item of Company-Owned Intellectual Property is to the Knowledge of Company valid, subsisting and enforceable. With respect to each such item of Company-Owned Intellectual

Property (i) no Proceeding is pending or, to the Company’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and (ii) such item is not subject to any outstanding Order or agreement that restricts the rights of the Company or any of the Subsidiaries to transfer, use, enforce or license such item.

(b) The operation of the business of the Company and the Subsidiaries, the Products of the Company and the Subsidiaries, and the conception, development and reduction to practice of the Company-Owned Intellectual Property have not and do not violate, misappropriate, infringe upon or conflict with any Intellectual Property Rights of any third party. Except as set forth in Schedule 4.17(b)(i), no party has filed a claim or, to the Knowledge of the Company, threatened to file a claim against the Company or any of the Subsidiaries alleging that it has violated, misappropriated, infringed on or otherwise improperly used the Intellectual Property Rights of such party. Except as set forth in Schedule 4.17(b)(ii), the Company or the applicable Subsidiary owns all right, title and interest in and to, or possesses enforceable licenses or other valid rights to, all Intellectual Property Rights and Technology (i) in the Products as currently used, developed, distributed or licensed and (ii) necessary for the conduct of the Company’s business and the Subsidiaries’ business, as currently conducted. The Products as currently used, developed, distributed or licensed by the Company do not breach any terms of any license or other contract relating to Intellectual Property Rights between the Company or any of the Subsidiaries and any third party.

(c) Schedule 4.17(c) sets forth a list, as of the date of this Agreement, of all products or services of the Company and the Subsidiaries currently being distributed, sold or offered for sale by the Company, any of the Subsidiaries or third parties, including all computer programs and software applications or solutions (regardless whether provided as a hosted or licensed solution) (collectively, the “Products”). Except as set forth on Schedule 4.17(c), in the ordinary course of business, the Company and the Subsidiaries have caused appropriate notices of copyright, trademark or patent to be included in all Products.

(d) None of the Patents, Marks or Copyrights (including registrations or applications to use or register such items) owned by the Company or any of the Subsidiaries is involved in any cancellation, expungement, impeachment, nullification, interference, conflict, concurrent use or opposition proceeding, and there has been no threat or other indication that any such proceeding will hereafter be commenced. To the Knowledge of the Company, the original, first and joint inventors of the subject matter claimed in the Patents owned by the Company or any of the Subsidiaries are properly represented in the Company Patents. All maintenance fees, annuity fees, or renewal fee payment, and all renewal affidavits or other applicable documents to establish or maintain, for each jurisdiction in which each such Patent, Mark or Copyright, included within the Company-Owned Intellectual Property which has been issued or is pending have been timely paid or filed with the appropriate Governmental Entities or other authorities, and no such payment or filing is or will be due less than 90 days after the Closing Date. Each of the Company and the Subsidiaries has used reasonable efforts to maintain all Trade Secrets owned by the Company or any of the Subsidiaries that it wishes to maintain as a Trade Secret, or owned by a third party which the Company or any of the Subsidiaries has an obligation to keep confidential, in confidence, and, as except as set forth in Schedule 4.17(d), to the Company’s Knowledge, there has been no misappropriation of any such Trade Secrets. All employees of, contractors and consultants to or vendors of the Company or the Subsidiaries with access to any such Trade Secrets are parties to written agreements under which each such employee, contractor, consultant or vendor is obligated to maintain the confidentiality of the Trade Secrets. To the Company’s Knowledge, none of such employees, consultants or vendors is in violation of such agreements.

(e) Schedule 4.17(e) identifies each Contract pursuant to which any Intellectual Property Rights or Technology (except for (i) “shrink wrap” or “click through” license agreements pertaining to unmodified software licensed to the Company or any of its Subsidiaries that is available in consumer retail stores or is otherwise commercially available and for which the Company or any of its Subsidiaries has paid or will pay a total amount or value less than $5,000 per copy (“Shrinkwrap Software”) or (ii) Publicly Available Software) is licensed to the Company for use in the Products or in the operation of the business of the Company and the Subsidiaries.

(f) Except as set forth on Schedule 4.17(f), no Products that have been distributed contain any code that is (in whole or in part) Publicly Available Software. Except as set forth on Schedule 4.17(f), all Publicly Available Software that has been distributed by the Company or any of its Subsidiaries since January 1, 2008 has been used without modification.

(g) Neither the Company nor any of the Subsidiaries or any of their contractors or consultants on behalf of the Company or any of its Subsidiaries has used, licensed or distributed to any third party any combination of Publicly Available Copyleft Software and any Company-Owned Intellectual Property, Technology licensed from a third party or Product in a manner that requires, or conditions (i) the disclosure, licensing or distribution of any source code for any portion of such Company-Owned Intellectual Property or Product (excluding the Publicly Available Copyleft Software originally licensed), or (ii) that any portion of such Company-Owned Intellectual Property, licensed Technology or Product (excluding the Publicly Available Copyleft Software originally licensed) be redistributed at no or minimal charge, or (iii) that any portion of such Company-Owned Intellectual Property, licensed Technology or Product (excluding the Publicly Available Copyleft Software) be licensed for the purpose of making derivative works.

(h) Except as set forth on Schedule 4.17(h), neither the Company nor any of its Subsidiaries has (i) disclosed or delivered to any escrow agent or any other Person (other than consultants performing services for the Company or any of the Subsidiaries) any of the source code owned by the Company and included in any Product, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, (ii) transferred ownership of, or granted any exclusive license with respect to, any Company-Owned Intellectual Property or (iii) other than in the ordinary course of business and to an extent not material to the business of the Company and the Subsidiaries, taken as a whole, granted any non-exclusive license of any Company-Owned Intellectual Property or entered into any other written agreement restricting the use by the Company or any of the Subsidiaries in any material respect of any such Company-Owned Intellectual Property.

(i) There are no outstanding adverse judgments or settlements or, to the Knowledge of the Company, claims against the Company or its Subsidiaries relative to the Company-Owned Intellectual Property.

(j) To the Knowledge of the Company and except as set forth on Schedule 4.17(j), no Person is infringing or threatening to infringe any of the Company-Owned Intellectual Property.

(k) To the Knowledge of the Company, (i) all material prior art references for patents or patent applications known to the inventors of their patent or patent application, the Company, its Subsidiaries or its or their legal counsel during the prosecution of the United States patent and patent applications included in the Company-Owned Intellectual Property were disclosed to the United States Patent and Trademark Office (the “USPTO”), (ii) neither such inventors, such counsel, nor the Company or the Subsidiaries have made any material misrepresentations, or concealed any material fact from the USPTO during the prosecution of the patents included in the Company-Owned Intellectual Property, and (iii) the Company and the Subsidiaries have filed and diligently prosecuted and are diligently prosecuting the Company-Owned Intellectual Property that the Company in its good faith business discretion have decided to prosecute and have complied in all material respects with all duties of disclosure with respect thereto.

(l) Except at set forth on Schedule 4.17(l), each current and former officer, employee, and consultant of the Company and the Subsidiaries who was involved in the development of, any Company-Owned Intellectual Property has entered into and duly executed a proprietary information and inventions assignment agreement in substantially the form presented to and reviewed by counsel for the Parent, or an agreement containing substantially similar terms. To the Knowledge of the Company, none of the current or former officers, employees, or consultants of the Company or any of its Subsidiaries owns any rights in any Company-Owned Intellectual Property. To the Knowledge of the Company, it is not nor will it be necessary to use any inventions or works of authorship of its or its Subsidiaries’ employees (or persons it or its Subsidiaries currently intends to hire) made outside of their employment by the Company or its Subsidiaries that have not already been assigned to the Company or a Subsidiary.

(m) The Company and the Subsidiaries are in compliance with their stated privacy policies contained on any websites maintained by or on behalf of the Company or any of the Subsidiaries.

Section 4.18. Transactions with Affiliates.

Except as set forth in Schedule 4.18, no officer or director, nor to the Knowledge of the Company, any employee or five percent (5%) shareholder of the Company or any of the Subsidiaries, nor, to the Knowledge of the Company, any person with whom any such officer, employee or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) (collectively, an “Interested Person”) has, as of the date of this Agreement, any interest in: (a) any Contract, arrangement or understanding with, or relating to, the Company, any of the Subsidiaries or their respective assets; (b) any loan, guarantee, arrangement, understanding, agreement, Contract or series of any of the foregoing, in each case, with an aggregate annual value in excess of $120,000 in which the Company or any of the Subsidiaries is or is to be a participant; or (c) any property (real, personal or mixed), tangible or intangible, used by the Company or any of the Subsidiaries. Schedule 4.18 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Interested Person to the Company or any of the Subsidiaries (collectively, “Affiliate Transactions”).

Section 4.19. Customers.

Schedule 4.19 sets forth (i) the fifteen (15) largest customers of the Company and the Subsidiaries on a consolidated basis, based on revenue recognized by the Company and the Subsidiaries from all fees received from such customer and, if applicable, from fees received from dealers that purchased vehicles from such customer through the Company’s auction services in the year ending December 31, 2010 and the six-month period ending June 30, 2011 and (ii) the five (5) largest customers of the Company and the Subsidiaries on a consolidated basis, based on revenue recognized by the Company and the Subsidiaries from all fees received from such customer for transportation brokerage services, and if applicable, from fees received from dealers that purchased transportation brokerage services in connection with the purchase of vehicles from such customer through the Company’s auction services, in the year ending December 31, 2010 and the six-month period ending June 30, 2011, and (iii) top two (2) largest customers of RDN, based on revenue recognized from fees received from such customer as a result of payments to RDN in the last six (6) months of 2010 and the first six (6) months of

2011 (the “Material Customers”) and the applicable revenue (the “Material Customer Revenue”) during such periods. The largest four customers set forth under subsection (i) above are the “Major Private Label Customers.” Except as set forth on Schedule 4.19, as of the date of this Agreement (1) neither the Company nor any of the Subsidiaries has received any written notice from a Material Customer, nor, to the Knowledge of the Company, has any Material Customer threatened that such Material Customer will (a) reduce materially its business with the Company and/or the applicable Subsidiaries from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with the Company or the Subsidiaries; (2) since the date of the Latest Balance Sheet, no Material Customer has terminated its relationship with the Company or the applicable Subsidiaries or, to the Knowledge of the Company, threatened to do so; and (3) neither the Company nor any of the Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer. As of the Closing Date, (A) no Major Private Label Customer will have terminated its relationship with the Company or reduced materially its private label auction business with the Company from the levels achieved during the six month period ended June 30, 2011, in each case solely as a result of moving such private label business to a competitor due to the Company’s alleged breach of its Contract with such Major Private Label Customer, failure to meet service levels or negligence, and (B) the Company will not be involved in any material claim, dispute or controversy with a Major Private Label Customer with regard to its private label business due to the Company’s alleged breach of its Contract with such Major Private Label Customer, failure to meet service levels or negligence.

Section 4.20. Employee Matters.

(a) Schedule 4.20(a) contains a true and complete list of all of the employees and independent contractors of the Company and the Subsidiaries as of the date of this Agreement, specifying the annual salary, hourly wages, bonuses, commissions or fees, date of hire or commencement of engagement, position, location of employment and accrued vacation for such employee or independent contractor. Except as set forth in Schedule 4.20(a), no employee is on long term disability leave, extended absence or receiving benefits pursuant to applicable workers compensation legislation. Except as set forth in Schedule 4.20(a), neither the Company nor any of the Subsidiaries has made any written or oral commitment to any employee or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.

(b) The employees of the Company and the Subsidiaries have not been, and currently are not, represented by any labor union organization or similar group in connection with their employment with the Company or the Subsidiaries. Neither the Company nor any of the Subsidiaries is a signatory to or bound by any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition or other legally binding commitment or written communication to any labor union, organization or similar group. To the Knowledge of the Company, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Company or any Subsidiary has occurred, is in progress or is threatened. Neither the Company nor any of the Subsidiaries are currently engaged in any labor negotiation.

(c) Neither the Company nor any of the Subsidiaries is a party to any application, complaint or other legal proceeding under any applicable Law relating to employees, former employees, independent contractors or former independent contractors. The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labor relations, pay equity and workers’ compensation.

(d) No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or, to the Knowledge of the Company, is pending against the Company or any of the Subsidiaries, and the Company and the Subsidiaries have maintained and currently maintain workers compensation insurance if, and in it least such amount as, required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(e) Schedule 4.20(e) contains a true and complete list of all officers and directors of the Company and the Subsidiaries as of the date of this Agreement, specifying their positions.

Section 4.21. Permits.

Except as set forth on Schedule 4.21, the Company and the Subsidiaries have all material Permits necessary for their operations in the conduct of their business, such Permits are valid, binding and in full force and effect and no material violations are currently recorded in respect of any thereof, and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any thereof. The Company and the Subsidiaries have taken all necessary action to maintain such Permits. Schedule 4.21 contains a true, correct and complete list of all material Permits under which the Company or any of the Subsidiaries is operating or bound as of the date of this Agreement, and the Company has furnished or made available to Parent true, correct and complete copies of the Permits required to be set forth on Schedule 4.21.

Section 4.22. Notes and Accounts Receivable.

(a) Notes. All notes receivable of the Company or any of the Subsidiaries owing by any director, officer, shareholder or employee of the Company or any of the Subsidiaries, if any, will have been paid in full prior to the Closing Date.

(b) Accounts Receivable. Schedule 4.22(b) sets forth a schedule of the accounts receivable related to the Company’s and the Subsidiaries’ business as of June 30, 2011 (the “Receivables”), showing the amount of the Receivables in the categories set forth therein and an aging of amounts due thereunder, which schedule is correct and complete as of that date. Except as set forth on Schedule 4.22(b), all Receivables that are reflected on the Latest Balance Sheet (net of any reserves shown thereon) (i) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (ii) are not subject to any refunds or adjustments or, to the Knowledge of the Company, any defenses, rights of set-off, assignment, restrictions, security interests or other Liens. Except as set forth on Schedule 4.22(b), (x) to the Knowledge of the Company, as of the date of this Agreement, there are no disputes regarding the collectibility of any such Receivables and (y) reserves for cancellations and bad debt have been prepared in accordance with GAAP. Neither the Company nor any of the Subsidiaries has factored any of the Receivables of the business of the Company or any of the Subsidiaries.

Section 4.23. Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 4.23, neither the Company any of the Subsidiaries nor, any officers, directors or employees of the Company or any of the Subsidiaries nor any Affiliate of the Company or any of the Subsidiaries has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.24. Product and Service Warranties.

Except as set forth on Schedule 4.24, neither the Company nor any of the Subsidiaries makes any express guarantees or warranties where a specified dollar amount is payable as to the services provided, and there is no pending or, to the Company’s knowledge, claim threatened in writing alleging any breach of any such guarantee or warranty.

Section 4.25. Ethical Practices.

Neither the Company, any of the Subsidiaries nor any representative thereof has offered or given, and to the Company’s Knowledge, no Person has offered or given on its behalf, anything of value to: any “foreign official,” as defined in the Foreign Corrupt Practices Act of 1977, as amended, any political party or official thereof, or any candidate for political office, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any foreign official or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company or any of the Subsidiaries in obtaining or retaining business; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of the Subsidiaries in obtaining or retaining business. Neither the Company nor any of the Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures in violation of private commercial bribery laws.

Section 4.26. Voting Requirements

The board of directors of the Company has, either by written consent or at a meeting duly called, (a) unanimously approved and declared advisable this Agreement and each Company Ancillary Document to which the Company is party and the transactions contemplated hereby, (b) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the holders of Company Stock and (c) directed that this Agreement and the Merger be submitted to the holders of Company Stock for their approval and adoption. The affirmative vote of holders of at least (i) a majority of the outstanding Company Preferred Stock (voting together as a single class on an as converted to Company Common Stock basis) and (ii) a majority of the outstanding voting stock of the Company (voting together as a single class on an as converted to Company Common Stock basis) (such vote referred to as the “Requisite Stockholder Approval”) is the only vote, approval or other corporate action of the holders of Company Stock or of any other security of the Company necessary to approve, authorize and adopt this Agreement, the Merger, the Company Ancillary Documents to which the Company is party and the other transactions contemplated hereby and thereby and to consummate the Merger and the other transactions contemplated hereby and thereby. After receipt of the Requisite Stockholder Approval, the Merger and this Agreement will be duly and validly adopted and approved on behalf of the Company, and no further vote, approval or other action on the part of any holder of Company Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, the Company Ancillary Documents to which the Company is party and the other transactions contemplated hereby and thereby or to consummate the Merger and the other transactions contemplated hereby and thereby.

Section 4.27. Competition Act

The Company and its affiliates, as such term is defined under the Competition Act, neither have aggregate assets in Canada nor aggregate gross revenues from sales in, from or into Canada in excess of the monetary threshold set out at subsection 110(4.1) of the Competition Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date) except, in each case, where a representation or warranty is made herein as of a specified date (which representations and warranties shall be made only as of such date):

Section 5.1. Organization.

Each of Parent, Merger Sub and Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2. Authorization.

Each of Parent, Merger Sub and Guarantor has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Parent Ancillary Documents”), to perform its obligations under this Agreement and the Parent Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Parent Ancillary Documents. The execution and delivery of this Agreement and the Parent Ancillary Documents by Parent, Merger Sub and Guarantor, the performance by Parent, Merger Sub and Guarantor of their respective obligations under this Agreement and the Parent Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Parent Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and Guarantor. This Agreement has been and, as of the Closing Date, the Parent Ancillary Documents will be, duly executed and delivered by Parent, Merger Sub and Guarantor, and do or will, as the case may be, constitute the valid and binding agreements of Parent, Merger Sub and Guarantor, enforceable against Parent, Merger Sub and Guarantor in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3. Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Parent Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Parent Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Parent Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of Parent, Merger Sub or

Guarantor, (b) any material Contract to which Parent, Merger Sub or Guarantor is a party, (c) any Order of any Governmental Entity to which Parent, Merger Sub or Guarantor is a party or by which Parent, Merger Sub, Guarantor or any of their respective properties is bound or (d) any material Permit, Law or arbitration award of any court or Governmental Entity applicable to Parent, Merger Sub or Guarantor, that, with respect to clauses (b) through (d), in any case would be reasonably likely to prevent or materially delay the performance by Parent, Merger Sub or Guarantor of any of their respective obligations under this Agreement or the consummation of any of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State and (ii) such consents, approvals, orders, authorization registrations, declarations or filings as may be required under applicable Antitrust Laws.

Section 5.4. Brokers, Finders and Investment Bankers.

Neither Parent, Merger Sub nor Guarantor, nor any officers, directors nor employees of Parent, Merger Sub or Guarantor, nor any Affiliate of Parent, Merger Sub or Guarantor, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.5. Sufficient Funds.

At the Closing Date, Parent will have sufficient funds to pay the amounts specified in Section 3.2 and Section 3.3, including, without limitation, the Initial Merger Consideration, to consummate the Merger upon the terms contemplated by this Agreement, and to pay all related fees and expenses of Parent, or required to be paid by Parent, associated therewith.

Section 5.6. Due Diligence Investigation. Parent has conducted its own independent investigation of the Company and the Subsidiaries. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has not relied upon any other representations and warranties made by or on behalf of the Company other than those set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by or on behalf of the Company, there being no other representations or warranties, express or implied, including any warranty of merchantability or fitness for a particular) and has not relied upon any other information provided by, for or on behalf of the Company or the Subsidiaries, to Parent in connection with the transactions contemplated by this Agreement. The Parent Group also acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Indemnified Person, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1. Conduct of Business by the Company.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 (the “Transition Period”), the Company and the Subsidiaries shall, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Parent, conduct the business of the Company and the Subsidiaries in the ordinary course on a basis consistent with past practice. By way of illustration and not in limitation of the foregoing, the Company agrees that it shall, and shall cause each Subsidiary to:

(i) use its commercially reasonable efforts consistent with past practice to preserve the beneficial relationships and goodwill of the Company and the Subsidiaries;

(ii) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the Company or such Subsidiary, as applicable, is currently qualified to conduct business;

(iii) duly and timely file or cause to be filed all material reports and returns required to be filed by it with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings.

(iv) use its commercially reasonable efforts to maintain in good condition and repair (ordinary wear and tear excepted), consistent with past practices, its tangible assets and all equipment, fixtures and other tangible personal property;

(v) manage the working capital of the business of the Company and the Subsidiaries, including cash, receivables, or other current assets, trade payables and other current, known Liabilities, in a fashion consistent with past practice, including by paying outstanding obligations, trade accounts and other indebtedness as they come due in a fashion consistent with past practice;

(vi) not amend in any materially adverse respect or terminate any Material Contract;

(vii) use its commercially reasonable efforts consistent with past practice to maintain in full force and effect (A) policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company or any of the Subsidiaries and (B) any Permits listed or required to be listed on Schedule 4.21; and

(viii) continue the Company’s and the Subsidiaries’ cash management practices in the ordinary course of business consistent with past practice.

(b) Without limitation of the provisions set forth in Section 6.1(a), during the Transition Period, the Company shall not, and shall cause each Subsidiary not to:

(i) amend or modify its charter documents;

(ii) acquire any Equity Interests of any business or entity;

(iii) (A) sell any of its assets, other than in the ordinary course of business consistent with past practice, (B) create, incur or assume any material Indebtedness, (C) grant, create, incur or suffer to exist any material Liens, other than Permitted Liens, which did not exist on the date hereof, (D) incur any material known Liability except in the ordinary course of business consistent with past practice or in connection with this Agreement, (E) write off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (F) write down the value of any asset on the books or records of the Company or any of the Subsidiaries, except for depreciation and amortization in the ordinary course of business and consistent with past practice or (G) cancel any material debt or waive any material claims or rights;

(iv) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants other than in connection with the hiring of any new employees and consultants in the ordinary course of business and consistent with past practice;

(v) adopt, amend or terminate any Company Benefit Plan, other than (A) entering into offer letters with new employees or consultants in the ordinary course of business consistent with past practice that are terminable at-will without any known cash Liability to the Company or any Subsidiary, or (B) as required by applicable Laws, or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(vi) except as required by Section 6.1(a)(v), pay, discharge or satisfy any Indebtedness, other than the payment, discharge or satisfaction of Indebtedness in the ordinary course of business consistent with past practice;

(vii) split, combine, subdivide or reclassify any shares of the Company or any of the Subsidiaries or, declare, set aside or pay any cash or stock dividend or other constructive or deemed distribution in respect of any shares of the Company or otherwise make payments to the stockholders of the Company in their capacity as such, or redeem or otherwise acquire, any shares of the Company;

(viii) issue, sell, pledge or otherwise encumber any shares of the Company or any of the Subsidiaries or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of the Company or any of the Subsidiaries other than the issuance of Company Stock upon (1) the exercise of the Company Options or Company Warrants outstanding as of the date of this Agreement or (2) the conversion of shares of Company Preferred Stock outstanding as of the date of this Agreement;

(ix) merge, consolidate, restructure, recapitalize or reorganize with any Person;

(x) unless required by Law, make, change or revoke any material Tax election, adopt or change any method of accounting for Tax purposes, file an amended Tax Return, enter into any agreement with any Governmental Entity with respect to Taxes, settle or otherwise resolve a Tax claim or assessment, surrender any right to a claim for a Tax refund, or consent to an extension of an applicable statute of limitations with respect to Taxes;

(xi) change, in any material respect, accounting policies or procedures, except as required by Law or by GAAP;

(xii) make any acquisition or capital expenditure in excess of $500,000 that is not paid for or accrued for in the Financial Statements prior to the date hereof;

(xiii) settle or compromise any material litigation or other disputes;

(xiv) enter into any Affiliate Transactions; and

(xv) authorize, or commit or agree to take, in any legally binding manner any of the foregoing actions.

Section 6.2. Inspection and Access to Information.

During the Transition Period, the Company shall (i) provide Parent and its designees, officers, counsel, accountants, actuaries, financing sources and other authorized representatives (collectively, the “Representatives”) with such information as Parent may from time to time reasonably request, (ii) provide Parent and its Representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of the Company and the Subsidiaries as Parent or its Representatives may from time to time reasonably request and (iii) permit Parent and its Representatives to make such inspections thereof as Parent may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company and the Subsidiaries. No such investigation (or any disclosure made at any time by the Company to Parent) shall limit or modify in any way, or act or result in a waiver of, the Securityholders’ obligations with respect to any breach of the representations, warranties, covenants or agreements of the Securityholders and/or the Company contained herein (including, without limitation, conditions to Closing or indemnification obligations). Notwithstanding the foregoing, the Company may restrict such access to the extent that any Law applicable to the Company requires the Company to restrict or prohibit access to any such properties, personnel or information.

Section 6.3. Notices of Certain Events.

The Company shall promptly notify Parent in writing of:

(a) any Material Adverse Effect;

(b) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d) any actions, suits, claims, investigations or Proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement;

(e)(i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date in such a manner as would or would reasonably be expected to result in the failure to satisfy any of the conditions specified in Article VIII of this Agreement; and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect. No such notice shall limit or modify in any way, or act or result in a waiver of, the Securityholders’ obligations with respect to any breach of any of the representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations); and

(f) the commencement of an audit or other proceeding with respect to Taxes or any material activity (including any notices of proposed adjustments) with respect to any audits or other proceedings disclosed on Schedule 4.13(c).

Section 6.4. No Solicitation of Transactions; Confidentiality.

(a) The Company will not, and will not permit any of the Subsidiaries or any of the directors, officers, employees, advisors, representatives, stockholders, optionholders or agents of the Company or any of the Subsidiaries to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any of the Subsidiaries or any Equity Interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Until the earlier of (x) the Closing and (y) the date on which this Agreement is terminated, the Company shall immediately notify Parent orally and in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

(b) The Company shall, and shall cause the Subsidiaries and their representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Transaction. The Company agrees not to (and to cause the Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or any of the Subsidiaries is a party.

(c) Parent and Merger Sub acknowledge that the information being provided to them in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement, the terms of which are incorporated in this Agreement by reference. Effective upon the Closing, the Confidentiality Agreement will terminate.

Section 6.5. Commercially Reasonable Efforts; Further Assurances; Cooperation.

(a) Subject to the other provisions of this Agreement, each of Parent, Merger Sub and the Company will use their commercially reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required (including, without limitation, those described on Schedule 4.12(b)) and all regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to the Outside Date in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other Representatives or designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

(b) Unless otherwise agreed to by Parent, the Company will give any notices to third parties and use its commercially reasonable efforts (in consultation with Parent) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described on Schedule 4.12(b), or (iii) required to avoid a breach of or default under any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.6. Interim Financials.

During the Transition Period, the Company shall prepare in good faith and furnish to Parent within ten (10) days after the end of each fiscal month, beginning with the period ending July 31, 2011 an unaudited consolidated interim balance sheet and related statement of income, stockholders’ equity and cash flow of the Company and the Subsidiaries as of and for the month then ended.

Section 6.7. Public Announcements.

Subject to their respective legal obligations, each of Parent, Merger Sub and the Company shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, payors or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, that Parent may issue any press release or make any public announcement in such form as it deems necessary to comply with the United States securities laws or stock market regulations.

Section 6.8. Supplements to Schedules.

Prior to the Closing, for information purposes only, the Company will use commercially reasonable efforts to supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby (such matters, the “Supplemental Information”). No supplement or amendment to any Schedule will have any effect with respect to claims for indemnification pursuant to Article IX or for the purpose of determining satisfaction of the conditions set forth in Section 7.2; provided that, it is understood and agreed that the failure of any such supplement or amendment to contain all Supplemental Information required to be contained therein pursuant to the immediately preceding sentence shall not be deemed to (i) be a failure of the condition set forth in Section 7.2(b) or (ii) constitute a breach of the covenants contained in this Section 6.8 that is indemnifiable pursuant to Section 9.1(a)(ii). For purposes of determining whether there is any misrepresentation or breach of a warranty, covenant or agreement by the Company hereunder, the Schedules delivered by the Company shall be deemed to include only the information contained therein on the date of this Agreement.

Section 6.9. Tax Covenants.

(a) Tax Methodologies. For purposes of determining the allocation of Taxes, the Securityholders, the Surviving Company, and Parent agree as follows:

(i) Taxes in the form of interest, penalties, additions to tax or other additional amounts that relate to Taxes for any period ending on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a period ending on the Closing Date (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii) Taxes for a Straddle Period shall be apportioned to the portion of the period ending on the Closing Date using the following conventions: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount apportioned to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (B) in the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount apportioned to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or the applicable Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be apportioned to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(iii) Taxes incurred by the Company or any Subsidiary with respect to income of a Flow Thru Entity for a year including the Closing Date shall be apportioned to the Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) assuming that for all relevant Tax purposes the Company, each Subsidiary and the Flow Thru Entity shall have a year end as of the end of the Closing Date using a “closing of the books methodology.”

(b) Tax Returns. Parent shall cause the Company and each Subsidiary to prepare and timely file all Tax Returns of the Company and each Subsidiary that are due (after taking into account all appropriate extensions) after the Closing Date and shall timely remit Taxes shown to be due thereon. To the extent that such Tax Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and the Subsidiaries, and, to the extent applicable, the conventions provided in Section 6.9(g), unless, as reasonably determined by Parent, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Tax Return shall be prepared in accordance with any good faith method determined by Parent that has sufficient support to avoid the imposition of Taxes in the form of penalties. Parent shall provide any income Tax Return for a Pre-Closing Tax Period and any Tax Return for a Pre-Closing Tax Period or Straddle Period that shows a Tax that Parent believes the Securityholders are obligated to pay hereunder to the Securityholders’ Representative for review at least thirty (30) days prior to the due date for filing (after taking into account all appropriate extensions) and shall incorporate reasonable comments of the Securityholders’ Representative provided within fifteen (15) Business Days after receipt of such Tax Return in the Tax Return actually filed. None of Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall amend any previously filed Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(c) Tax Refunds and Credits. Subject to the two (2) last sentences of this Section 6.9(c), refunds for Taxes for any period ending on or prior to the Closing Date (whether in the form of cash received or a direct credit against Taxes otherwise payable in a Post-Closing Tax Period or portion of a Straddle Period beginning on the day after the Closing Date) shall be for the benefit of the Securityholders. To the extent that Parent, the Company, or a Subsidiary receives a refund or credit of any Tax after the Closing Date, Parent shall pay to the Paying Agent for distribution to the Securityholders the amount of such refund or credit (without interest other than interest received from the Governmental Entity with respect to such refund), net of any Taxes and out-of-pocket expenses incurred by Parent, the Company, or any Subsidiary in obtaining or receiving such refund or credit (and interest). The amount payable to, or on behalf of, the Securityholders with respect to any refund or credit shall be paid within ten (10) days of receipt of such refund (or, if in the form of a direct credit, with ten (10) days of filing the Tax Return claiming the benefit of the direct credit). Notwithstanding the foregoing, the following refunds or credits shall not be for the benefit of the Securityholders and Parent shall not have any obligations to make any payment to, or for the benefit, of any Securityholder with respect to the following refunds: (i) any refund or credit that was included as an asset (or offset to a liability) on the Latest Balance Sheet; (ii) any refund or credit that results from the carrying back of any net operating loss or other Tax attribute or credit arising in a Post-Closing Tax Period (or portion of a Straddle Period beginning on the day immediately after the Closing Date); (iii) any refund or credit that Parent, the Company, or any Subsidiary is required to pay to a third party pursuant to applicable Law or pursuant to a Contract or other agreement that was entered into by the Company or any Subsidiary on or before the Closing Date or entered into by any Securityholder; (iv) any refund or credit that is with respect to a Tax to the extent such Tax was not included as a current liability on the Latest Balance Sheet, actually indemnified by the Securityholders under this Agreement or paid on or prior to the Closing Date; or (v) any refund or credit included as an asset (or offset to a liability) in the computation of Required Cash for purposes of determining Final Excess Cash. Notwithstanding any provision in this Section 6.9(c) to the contrary, refunds for any Transfer Tax incurred in connection with the transactions contemplated by this Agreement shall be fifty percent (50%) for the benefit of the Securityholders and fifty percent (50%) of the benefit of Parent, provided each party has paid its allocable share under Section 6.9(f).

(d) Tax Contests. Parent shall notify the Securityholders’ Representative within thirty (30) days following receipt of any written notice of audit, examination or other proceeding with respect to any Taxes for a Pre-Closing Tax Period or a Straddle Period. No failure or delay of Parent, the Company, or any Subsidiary in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Securityholders pursuant to this Agreement, except to the extent that such failure or delay materially prejudices the Company or any Subsidiary from defending against any liability or claim for Taxes that the Securityholders are obligated to pay hereunder. Parent, the Company and the Subsidiaries shall control any examination, investigation, audit, or other Proceeding in respect of any Tax Return or Taxes of the Company or any Subsidiary (a “Tax Contest”), provided that (i) the Securityholders’ Representative, at the sole cost and expenses of the Securityholders, shall have the right to participate in any such Tax Contest to the extent it relates to Taxes or a Tax Return of the Company or any Subsidiary for a Pre-Closing Tax Period or Straddle Period and (ii) Parent, the Company and the Subsidiaries shall not settle or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest) if such settlement or other resolution relates to Taxes for which the Securityholders are liable under this Agreement without the permission of the Securityholders’ Representative (which will not be unreasonably withheld, delayed or conditioned).

(e) Cooperation. Parent, the Surviving Company and the Securityholders shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary; (ii) assist in any audit or other proceedings with respect to Taxes or Tax Returns of the Company or any Subsidiary (whether or not a Tax Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary; (iv) provide any information required to allow Parent, the Surviving Company, or any Subsidiary to comply with any information reporting or withholding requirements contained in the Code, the Canadian Tax Act or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f) Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Securityholders and fifty percent (50%) by Parent when due, and Parent and the Securityholders will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(g) Conventions for Filing Tax Returns. For purposes of preparing Tax Returns, the Securityholders, Parent and the Surviving Corporation agree as follows:

(i) to the extent permissible under applicable Laws, the parties agree to elect to have the Tax year of the Company and any Subsidiary end on and include the Closing Date (for greater certainty, the Canadian Subsidiaries each shall make the election contemplated by subsection 256(9) of the Canadian Tax Act and any corresponding provincial provision to have the Tax year of each Canadian Subsidiary end immediately before the Effective Time);

(ii) any deduction attributable to payment of the Option Consideration, the payment of which accrues on or prior to the Closing Date, shall be treated as arising in the Pre-Closing Tax Period; and

(iii) unless otherwise required under applicable Law, all indemnification payments under this Agreement shall be reported as adjustments to the Merger Consideration for all relevant Tax purposes.

Section 6.10. Continuing Director and Officer Indemnification.

(a) From and after the Closing, Parent shall, or shall cause the Company and the Subsidiaries to, honor and fulfill the obligations of the Company and the Subsidiaries, to the Company’s and the Subsidiaries’ respective present and former directors, managers and officers (the “Indemnified Directors and Officers”) pursuant to the terms of the Certificate of Incorporation and Bylaws of the Company or other applicable organizational documents of the Company and the Subsidiaries and all obligations under any and all agreements set forth on Schedule 6.10. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the Certificate of Incorporation and Bylaws (or other applicable organizational document) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of the Indemnified Persons, in each case in their capacities as directors, managers or officers of the Company and the Subsidiaries, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Certificate of Incorporation and Bylaws (or other applicable organizational document) of the Company and the Subsidiaries as of the date hereof, and, during such six-year period, except as required by applicable Law, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the Indemnified Directors and Officers thereunder.

(b) Prior to the Effective Time, the Company may purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the directors, managers and officers of the Company and the Subsidiaries in a form mutually acceptable to the Company and Parent, which shall provide such directors, managers and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, all premiums (whether due now or in the future) under any such policy shall be paid by the Company prior to the Effective Time. The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Directors and Officers (or any other person who is a beneficiary under the D&O Tail Policy (and their heirs)) without the prior written consent of such affected Indemnified Director or Officer or other person who is a beneficiary under the D&O Tail Policy (and their heirs). Each of the Indemnified Directors and Officers or other persons who are beneficiaries under the D&O Tail Policy (and their heirs) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto.

(c) This Section 6.10 (i) shall survive the consummation of the transactions contemplated hereunder, (ii) is intended to benefit the Indemnified Directors and Officers and their respective heirs, and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Person may have against Parent or the Company first arising after the Closing Date by contract or otherwise. For the avoidance of doubt, nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

Section 6.11. Stockholders Consent

(a) The Company shall use its reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, the Requisite Stockholder Approval in accordance with applicable law, the Certificate of Incorporation and the Bylaws of the Company. The Requisite Stockholder Approval shall be irrevocable with respect to all shares of Company Stock that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b) In the event that there are any holders of Company Stock who do not sign the Requisite Stockholder Approval, at Parent’s request (in its sole discretion), within ten (10) Business Days after the date on which the Company obtained the Requisite Stockholder Approval, the Company shall prepare and circulate to such non-consenting Stockholders an information statement (the “Information Statement”) in connection with the Company’s solicitation of acknowledgement of this Agreement and the Merger from such Stockholders. The Information Statement shall include the required notice under the DGCL that the holders of Company Common Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger. The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall explain that the board of directors of the Company unanimously recommended that the holders of Company Common Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Company Common Stock who did not execute the Requisite Stockholder Approval of the corporate action taken by those Stockholders who did execute the Requisite Stockholder Approval, and all such other information as Parent shall reasonably request. Any materials to be submitted to Stockholders by the Company in accordance with this Section 6.11(b) shall be subject to Parent’s advance review and approval.

Section 6.12. Antitrust Laws

(a) Subject to the terms and conditions of this Agreement (including Section 6.5(a)), each of Parent, Merger Sub and the Company shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or prevention or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other commercially reasonable actions consistent with this Section 6.12 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent shall be solely responsible for any and all filing fees due under the HSR Act in connection with the filing described above and neither the Company nor any Securityholders shall have any liability with respect to the payment of such filing fees other than its own internal costs as well as costs and expenses of its advisors in connection therewith.

(c) Each of Parent, Merger Sub and the Company shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private party, (ii) respond promptly to any request for information from a Governmental Entity in relation to the transactions contemplated hereby, (iii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) provide the other party with an opportunity to participate in any material meetings with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity, subject to applicable law, and provide the other party with an opportunity to review and provide comments on any material draft submissions, filings or other communications to be provided to the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity (any information contained in such draft submissions, filing or other communications that is competitively sensitive may be redacted from the version provided to the receiving party, subject to a non-redacted version being provided to the receiving party’s external counsel), and such providing party shall give due consideration to the comments received.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.12, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereby; provided, however, that nothing in this Section 6.12 shall require Parent to agree to dispose or divest any of Parent’s (or its affiliates) or the Company’s (or the Subsidiaries) assets, businesses or product lines, or to enter into a hold separate arrangement.

(e) Each of Parent’s, Merger Sub’s and the Company’s obligations under this Section 6.12(e) shall include, without limitation, but subject to the limitation set forth in Section 6.12(d), (i) the obligation to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging consummation of the Merger or the other transactions contemplated hereby, including seeking to avoid the entry of, or have reversed, terminated or vacated, any stay or other injunctive relief which could prevent or delay the Merger or the consummation of the transactions contemplated hereby and (ii) the obligation to use its reasonable best efforts to avoid or eliminate each impediment to satisfying the condition set forth in Section 7.1(a), in each of clauses (i) and (ii) so as to enable the Closing to occur as promptly as is reasonably practicable, but in any event prior to the Outside Date.

Section 6.13. Employee Benefits

For a period of twelve months immediately following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Company to continue) to maintain the Company Benefit Plans (other than equity-based compensation) on comparable terms as in effect immediately prior to the Effective Time, or (b) arrange for each participant (including, without limitation, all dependents) in the Company Benefit Plans (the “Company Participants”) to have benefits that are comparable to benefits (other than equity-based compensation) provided to similarly situated employees of Parent under plans of Parent or its applicable subsidiary (“Parent Plans”) as of the Effective Time. For purposes of each Parent Plan in which any Company Participant is eligible to participate after the Effective Time, Parent will use commercially reasonable efforts to (i) provide credit to each Company Participant for purposes of eligibility to participate and vesting under such Parent Plans for years of service with the Company (or any predecessors) prior to the Closing Date, (ii) waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements (but only to the extent that such limitations, waiting periods and requirements were waived or satisfied under the applicable corresponding Company Benefit Plan), and (iii) provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date, in each of cases (i), (ii) and (iii), to the extent permitted by the terms of the applicable Parent Plan and not resulting in any duplication of benefits. Subject to applicable Law, Parent shall be liable for paying accrued vacation pay with respect to vacation accrued but unused by Company Participants up to the Closing Date under the vacation policies of the Company or its predecessors. Nothing in this Section 6.13 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Affiliates from amending any employee benefit plan, (iii) obligate Parent, the Company or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the conditions set forth below, unless waived (to the extent such conditions can be waived) by Parent or the Company, as applicable.

(a) Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been obtained or made.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity nor other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Related Documents shall be in effect, and no Specified Request shall have been made.

(c) Statutes. No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Related Documents, by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or prevent the consummation of any material aspect of the transactions contemplated hereby or thereby, or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

(d) Certificate of Merger. The Certificate of Merger shall have been accepted for filing by the Secretary of State of the State.

Section 7.2. Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, unless waived (to the extent such conditions can be waived, by Parent):

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time (other than representations or warranties made herein as of a specified date, which representations and warranties shall be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement as of the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that has not been cured.

(d) Company Certificate. The Chief Executive Officer of the Company shall have executed and delivered to Parent a certificate as to compliance with the conditions set forth in Sections 7.2(a), (b) and (c).

(e) Consents and Approvals. Parent shall have received duly executed copies of all consents and approvals set forth on Schedule 7.2(e), in form and substance reasonably satisfactory to Parent and its counsel.

(f) Ancillary Documents. The Company shall have delivered, or caused to be delivered, to Parent the following:

(i) the Payoff Letters (if applicable) which shall state that, if payment of the amounts set forth in the Payoff Letters is paid to the parties entitled to such amounts on the Closing Date, such parties will release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to Parent all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Entities);

(ii) invoices or other written evidence reflecting all Selling Expenses;

(iii) a counterpart to the Escrow Agreement, duly executed and delivered by the Securityholders’ Representative;

(iv) a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (i) the Company’s and each Subsidiary’s organizational documents and the incumbency of the Company’s officers executing this Agreement and each Company Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Document to which it is a party;

(v) a certificate of the secretary of state (or other applicable office) in which the Company and each of the Subsidiaries is organized and qualified to do business, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of the Company and each such Subsidiary;

(vi) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, dated as of the Closing Date, addressed to Parent in the form of Exhibit D attached hereto;

(vii) a certificate, in form reasonably satisfactory to Parent, of the Company, issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that as of the Closing Date an interest in the Company is not a U.S. real property interest within the meaning of Section 897 of the Code;

(viii) written resignations of the directors and officers of the Company set forth on Schedule 7.2(f)(viii);

(ix) evidence of termination of the Investor Rights Agreement; and

(x) a counterpart to the assumption agreement in the form attached hereto as Exhibit F, duly executed and delivered by the Company and the Subsidiaries.

(g) Written Consent. A true and correct copy of the executed irrevocable written consent in the form attached hereto as Exhibit E (the “Written Consent”) adopting and approving this Agreement, and constituting the Requisite Stockholder Approval, shall be delivered to Parent no later than 11:59 p.m. on the first Business Day following the date hereof (the “Stockholder Approval Delivery Deadline”).

(h) Appraisal Rights. Holders of not more than ten percent (10)% of the outstanding shares of Company Stock (as determined immediately prior to the Effective Time on an as converted to common stock basis) shall have demanded, properly and in writing, appraisal for shares of Company Stock held by such Stockholder in accordance with Section 262 of the DGCL.

(i) Written Consent. Holders of at least 75% of the outstanding shares of Company Stock (as determined immediately prior to the Effective Time on an as converted to common stock basis) shall have executed and delivered to the Company the Written Consent.

(j) Resignations. All of the directors of the Company and the Subsidiaries shall have resigned as such effective as of the Closing Date and, except as otherwise specified in writing by Parent to the Company prior to Closing, all of the officers of the Company and the Subsidiaries.

Section 7.3. Conditions to Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, unless waived (to the extent such conditions can be waived, by the Company):

(a) Accuracy of Representations and Warranties. All representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time (other than representations or warranties made herein as of a specified date, which representations and warranties shall be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Parent or the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b) Performance of Obligations by Parent and Merger Sub. Parent and Merger Sub shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement as of the Closing Date.

(c) Ancillary Documents. Parent shall have delivered, or caused to be delivered, to the Company the following:

(i) a counterpart to the Escrow Agreement, duly executed by Parent;

(ii) a certificate, dated as of the Closing Date, signed by the Secretary of Parent, certifying as to (i) Parent’s articles of incorporation and by-laws and the incumbency of its officers executing this Agreement and each Parent Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement and each Parent Ancillary Document to which it is a party; and

(iii) a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub, certifying as to (i) Merger Sub’s certificate of incorporation and by-laws and the incumbency of its officers executing this Agreement and each Parent Ancillary Agreement to which it is a party and (ii) the resolutions of the board of directors of Merger Sub authorizing the execution, delivery and performance by Merger Sub of this Agreement and each Parent Ancillary Agreement to which it is a party.

ARTICLE VIII

TERMINATION

Section 8.1. Termination.

This Agreement may be terminated at any time at or prior to the Closing Date by:

(a) the mutual consent of Parent and the Company; or

(b) Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement and such breach is not capable of being cured or has not been cured within twenty (20) days after the giving of notice thereof by Parent to the Company, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions set forth in Section 7.1 or 7.2 to be satisfied; or (ii) the conditions set forth in Sections 7.1 or 7.2 shall not have been satisfied or waived (to the extent they may be waived) by May 15, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause (ii) of Section 8.1(b) shall not be available to Parent if its or Merger Sub’s breach of this Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date; or

(c) the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement on its part contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within twenty (20) days after the giving of notice thereof by the Company to Parent, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions set forth in Section 7.1 or 7.3 to be satisfied; or (ii) the conditions set forth in Sections 7.1 or 7.3 shall not have been satisfied or waived (to the extent they may be waived) by the Outside Date; provided, however, that the right to terminate this Agreement under this clause (ii) of Section 8.1(c) shall not be available to the Company if its breach of this Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date; or

(d) Parent or the Company, if (i) if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent by the Stockholder Approval Delivery Deadline; or (ii) any permanent injunction or other Order of a Governmental Entity preventing the Closing shall have become final and nonappealable.

Notwithstanding anything to the contrary contained herein, neither Parent nor the Company shall be entitled to terminate this Agreement pursuant to Sections 8.1(b)(ii) or 8.1(c)(ii), as applicable, if a breach of this Agreement by Parent or Merger Sub on the one hand, or the Company, on the other hand, has prevented the satisfaction of a condition to the Closing.

Section 8.2. Termination Procedures.

Any termination pursuant to Section 8.1(a) shall be effected by a written instrument signed by Parent and the Company, and any other termination pursuant to Section 8.1 shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

Section 8.3. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to Section 8.1, no party will have any liability or any further obligation to any other party, except as provided in this Section 8.3 and except that nothing in this Agreement releases, or may be construed as releasing, Parent, Guarantor or the Company from any liability or damage to any other party arising out of such party’s willful default or material breach under this Agreement.

(b) The obligations of the parties to this Agreement under Section 10.17 will survive any termination of this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification Generally.

(a) By the Securityholders in Favor of the Parent Group. From and after the Effective Time, by virtue of the adoption by the Stockholders of this Agreement (regardless of whether or not such Stockholder has actually voted his, her or its Company Stock in favor of the adoption of this Agreement) and/or by virtue of the acceptance of the applicable portions of the Merger Consideration by the Securityholders, the Securityholders agree to, severally and not jointly, subject to the provisions and limitations set forth in this Article IX, indemnify, defend and hold harmless each member of the Parent Group for any and all Losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication):

(i) the inaccuracy or breach of any representation or warranty (without giving effect to any investigation of or updating with respect to the information contained in the representations and warranties or on the Schedules attached hereto) of the Company contained in this Agreement;

(ii) the breach of any agreement or covenant of the Company contained in this Agreement;

(iii) any Selling Expenses that are not paid or not required pursuant to this Agreement to be paid at or prior to the Closing;

(iv) any Indebtedness that is not paid or not required pursuant to this Agreement to be paid at or prior to the Closing;

(v) any claim to the extent relating to transactions contemplated by this Agreement brought by a holder of Company Stock in its capacity as a Securityholder, in each case, against the Company, any of the Subsidiaries or any of their respective officers or directors who hold such positions at or prior to the Effective Time; and

(vi) any payments with respect to Dissenting Shares in excess of the amounts payable in accordance with Section 3.1;

(vii) any payments contemplated by Section 3.1(c) with respect to any Company Warrants that are outstanding and out-of-the-money as of the Effective Time;

(viii) if a Release Event has not occurred on or before the Closing Date, the Specified Indemnity Matters Group A; and

(ix) the Specified Indemnity Matters Group B.

Notwithstanding anything else to the contrary in Section 9.1(a)(viii), if a Release Event has occurred on or before the Closing Date, but all amounts payable by the Company or any of its Subsidiaries with respect thereto have not been paid as of the Closing Date, the Parent Group shall be entitled to indemnification by the Securityholders in accordance with Schedule 9.1.

(b) By Parent in Favor of the Seller Group. From and after the Effective Time, Parent agrees, subject to the provisions set forth in this Article IX, to indemnify, defend and hold harmless each member of the Seller Group for any and all Losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication):

(i) the inaccuracy or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement; or

(ii) the breach of any agreement or covenant of Parent or Merger Sub to be performed by Parent or Merger Sub contained in this Agreement.

(c) For purposes of this Article IX only, once it has been established that there has been any inaccuracy or breach of any representation or warranty, or any breach of any covenant by the Company or Parent and Merger Sub, as the case may be, and solely for purposes of determining the amount of Losses suffered (separate and apart from establishing that there has been any inaccuracy or breach of any representation or warranty, or any breach of any covenant, by the Company or Parent and Merger Sub, as the case may be) as a result of any such inaccuracy or breach, any representation, warranty or covenant, given or made by such Person that is qualified or limited in scope as to materiality, “Material Adverse Effect” or similar qualifications shall be deemed to be made or given without such qualification for purposes of determining the amount of such Losses.

Section 9.2. Limitations on Indemnification.

(a) De Minimis Threshold and Indemnity Basket. Subject to Section 9.2(c), the Parent Group shall not have the right to (i) recover Losses under this Article IX relating to any individual claim or series of related claims based on a similar set of operative facts unless such claim or series of related claims is greater than $15,000 (the “De Minimis Amount”), in which case the Parent Group shall be entitled to recover for all such Losses in connection with such claim or series of related claims (including the De Minimis Amount) and (ii) be indemnified pursuant to Sections 9.1(a)(i) and 9.1(a)(ii) unless and until the Parent Group shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $1,000,000 (the “Indemnity Threshold”), in which case the Parent Group shall be entitled to seek indemnification for all such Losses, including the initial $1,000,000, but subject to the De Minimis Amount limitations; provided, however, that the Indemnity Threshold shall not apply to Losses to the extent arising from, in connection with, or as a result of (x) any breach by the Company of the Fundamental Representations or the Tax Representations, (y) any fraudulent breach by the Company of any representation or warranty and (z) any fraudulent or knowing and intentional breach by the Company of any covenant contained in this Agreement; provided further, however, that Losses in connection with any individual claim or series of related claims based on a similar set of operative facts that do not exceed the De Minimis Amount shall be disregarded for the purposes of determining whether the Indemnity Threshold is exceeded.

(b) Indemnity Cap. Subject to Section 9.2(c), the sum of all Losses pursuant to which indemnification is payable by the Securityholders pursuant to Section 9.1(a) shall not exceed, in the aggregate, the General Escrow Amount (the “Cap Amount”), and recovery from the General Escrow Funds shall be the sole and exclusive remedy for all Losses as a result of any of the matters listed in Section 9.1(a) above.

(c) Exceptions to the Indemnity Cap.

(i) Subject to Section 9.2(c)(ii) and Section 9.2(d), the Cap Amount shall not apply to the rights of the Parent Group to be indemnified pursuant to Section 9.1(a) with respect to Losses to the extent arising from, in connection with, or as a result of (v) any knowing and intentional breach by the Company of any covenant contained in this Agreement, (w) any fraudulent breach by the

Company of any representation or warranty contained in this Agreement, (x) any breach by the Company of the Fundamental Representations, the Tax Representations, or the Employee Benefits Representations, (y) Section 9.1(a)(viii) or (z) Section 9.1(a)(ix).

(ii) Notwithstanding anything to the contrary contained herein, in no event will the Securityholders’ aggregate liability under this Agreement exceed the amount of Merger Consideration actually received by the Securityholders (the “Purchase Price Cap”), and no individual Securityholder shall be liable to indemnify for any Losses in excess of his, her or its Responsible Pro Rata Portion of the Merger Consideration actually received by such Securityholder at such time, in each case, subject further to Section 9.2(d) and the following additional limitations:

(A) the sum of all Losses pursuant to which indemnification is payable by the Securityholders with respect to Losses incurred in connection with the Specified Indemnity Matters Group A, when combined with all Losses pursuant to which indemnification is payable by the Securityholders under this Article IX other than with respect to Losses to the extent arising from, in connection with, or as a result of (w) any knowing and intentional breach by the Company of any covenant contained in this Agreement, (x) any fraudulent breach by the Company of any representation or warranty contained in this Agreement, (y) any breach by the Company of the Fundamental Representations, the Tax Representations or the Employee Benefits Representations or (z) Section 9.1(a)(ix), shall not exceed the Supplemental Cap Amount;

(B) the sum of all Losses pursuant to which indemnification is payable by the Securityholders with respect to breaches of the Employee Benefits Representations, when combined with all Losses pursuant to which indemnification is payable by the Securityholders under this Article IX other than with respect to Losses to the extent arising from, in connection with, or as a result of (w) any knowing and intentional breach by the Company of any covenant contained in this Agreement, (x) any fraudulent breach by the Company of any representations or warranty contained in this Agreement, (y) any breach by the Company of the Fundamental Representations or the Tax Representations, or (z) Section 9.1(a)(ix), shall not exceed Forty Two Million Dollars ($42,000,000) (the “Employee Benefits Cap Amount”); and

(C) the sum of all Losses pursuant to which indemnification is payable by the Securityholders under this Article IX shall not exceed the Purchase Price Cap.

For the avoidance of doubt, the parties acknowledge and agree that the liability limits in Article IX are overlapping such that each Securityholder’s Responsible Pro Rata Portion of any such lower liability amount is included within, and not additive to, such Securityholder’s Responsible Pro Rata Portion of any such higher liability limits, except to the extent provided in Section 9.2(c)(ii).

(d) Except as otherwise provided in this Section 9.2(d), in no event shall any Securityholder be obligated to indemnify the Parent Group for any Loss pursuant to this Article IX in excess of such Securityholder’s Responsible Pro Rata Portion of such Loss, nor, to the extent that Section 9.2(b) or 9.2(c) applies, shall any Securityholder be obligated to indemnify the Parent Group hereunder for any amount in excess of such Securityholder’s Responsible Pro Rata Portion of the Cap Amount, the Supplemental Cap Amount, the Employee Benefits Cap Amount or the Purchase Price Cap, as the case may be, which in all cases shall not exceed the Purchase Price Cap. Any claims for fraud by any Securityholder shall be made against such Securityholder individually and not against the Escrow Account or any other Securityholder.

(e) By virtue of the acceptance of the applicable portions of the Merger Consideration by the Securityholders, the Securityholders waive any right to (i) seek contribution or other payment from the Company or any of the Subsidiaries with respect to Losses for which it is required to indemnify the Parent Group pursuant to this Article IX or (ii) bring a claim against the current or former directors, managers or officers of the Company or any of the Subsidiaries as a result of Losses for which they are required to indemnify the Parent Group pursuant to this Article IX; provided however, that without limiting the provisions of Section 6.10, the foregoing is not intended to be and shall not act as a limitation on any right of indemnification, contribution or reimbursement that such Securityholder may have against the Company or any of the Subsidiaries in his or her capacity as a current or former director or officer of the Company or any of the Subsidiaries.

(f) Notwithstanding anything herein to the contrary, in no event shall any Securityholder be obligated to indemnify the Parent Group for any Loss pursuant to this Article IX related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward, capital loss carry-forward, or tax credit carry-forward) of the Company or its Subsidiaries arising in a Pre-Closing Tax Period (the “Pre-Closing Tax Assets”), or the inability of the Parent Group or the Surviving Corporation to utilize the Pre-Closing Tax Assets, except to the extent a diminution of or inability to utilize the Pre-Closing Tax Assets results in Taxes in a Pre-Closing Tax Period.

(g) Except as otherwise provided in this Agreement, in no event shall any Securityholder be obligated to indemnify the Parent Group for any Losses pursuant to this Article IX to the extent the amount of such Losses were (i) included as Liabilities in the calculation of Estimated Excess Cash or Final Excess Cash and/or (ii) reserved or accrued for in the Latest Balance Sheet.

(h) Losses shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves and deductibles); provided, however, that nothing set forth in this Section 9.2(h) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy with respect to any amount of Loss. Losses shall be calculated net of any Tax benefits that the indemnified party (or related Person) actually realizes in the taxable year of the Loss, any prior taxable year or the immediately succeeding taxable year, in each case, as a result of such Loss.

(i) In the event the Closing occurs, the foregoing indemnification provisions in this Article IX will be the exclusive remedy of the Parent Group against the Securityholders and the Seller Group against Parent for Losses under this Agreement; provided, that (i) nothing herein is intended to limit or waive any claims for fraud or any other claims in tort brought against an individual tortfeasor or waive any equitable remedies to which a party may be entitled and (ii) there shall not be any double recovery to the extent a claim is asserted pursuant to this Article IX arising from, in connection with, or as a result of any fraudulent breach by the Company of any representation or warranty contained in this Agreement.

Section 9.3. Assertion of Claims; Payment of Claims.

(a) No claim shall be brought under Section 9.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, determined in good faith based on the facts and circumstances existing at the time or (ii) written notice pursuant to Section 9.4 of any Third Party Claim, the existence of which would give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal Proceedings subsequent to the Survival Date for the enforcement of their rights under Section 9.1. Subject to the limitations otherwise described in Article IX, the Securityholders’ indemnification obligations under this Article IX include, without limitation, the obligation to pay and reimburse the Parent Group for all Losses determined to be indemnifiable hereunder in accordance with the provision of this Agreement, whether or not arising due to Third Party Claims. Following the delivery of any such notice of claim, the Securityholders’ Representative and its representatives and agents shall be given such access as they may reasonably require to the books and records of the Surviving Corporation for the purposes of resolving any disputes or responding to any matters or inquiries raised in the notice of claim. For the avoidance of doubt, with respect to each provision in this Article 9 where the Indemnified Person(s) or the Indemnifying Person(s) is/are, collectively, the Securityholders, then in each such case all references to such Indemnified Person(s) or Indemnifying Person(s), as the case may be, shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Securityholders’ Representative acting on behalf of such Indemnified Person(s) or Indemnifying Person(s), as applicable).

(b) Subject to Section 9.3(c), upon a determination of Losses resulting from any of the indemnifiable matters described in Sections 9.1(a) or 9.1(b), the Indemnifying Persons shall pay or cause to be paid to the Indemnified Persons the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Persons shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

(c) Any obligation of the Securityholders to indemnify the Parent Group shall be satisfied:

(A) in the case of any Loss arising from, in connection with, or as a result of the Specified Indemnity Matters Group A, as set forth in Schedule 9.1;

(B) in all other cases, first, by recourse to the General Escrow Funds until such funds are depleted; and

(C) thereafter, severally from the Securityholders by prompt payment to Parent or the appropriate member of the Parent Group with respect to matters for which the Cap Amount does not apply, if the balance of the General Escrow Funds is insufficient or unavailable to satisfy the entire amount of such payments to be made to Parent (including as a result of the funds contained in the Escrow Account being paid to the Securityholders pursuant to the terms hereof) (the amount of such insufficiency, the “Shortfall Amount”), based on such Securityholders’ Responsible Pro Rata Portions of the Shortfall Amount, subject to the limitations set forth in Section 9.2(c).

Section 9.4. Notice and Defense of Third Party Claims.

The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by a third party against or involving an Indemnified Person (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below; provided, however, that the obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the Specified Indemnity Matters Group A shall be subject to the terms and conditions set forth on Schedule 9.1.

(a) The Indemnified Persons shall give prompt (but in any event within thirty (30) days, which, for the avoidance of doubt, the parties are not acknowledging means “prompt”) written notice to the Indemnifying Persons (or, in the case of a claim by a member of the Parent Group, to the Securityholders’ Representative) of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim and the amount thereof to the extent known and determined in good faith based on the facts and circumstances existing at the time; provided, however, that no delay, including any notice provided beyond such thirty (30) day period, on the part of the Indemnified Persons in notifying the Indemnifying Persons (or the Securityholders’ Representative, as applicable) shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto.

(b) If within twenty (20) days after delivery of such notification, the Indemnified Persons shall have received written notice from the Indemnifying Person acknowledging, in a writing, that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Person shall have the right to assume the defense of such Third Party Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief; (ii) the Indemnified Persons shall have been advised by outside counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the outside counsel to such Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons; (iii) such action would reasonably be expected to adversely affect the Indemnified Person’s Tax liability; (iv) such action or Proceeding involves criminal liability; or (v) the Indemnifying Persons shall not have assumed the defense of such Third Party Claim within the twenty (20)-day period described above.

(c) If the Indemnifying Person elects to assume the defense of any such Third Party Claim (under circumstances in which the proviso in Section 9.4(b) is not applicable), the Indemnifying Person shall consult with Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of Indemnified Persons shall be paid by Indemnified Persons. If the Indemnifying Person fails to defend a Third Party Claim, is otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Person fails to prosecute or withdraws from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Person’s expense. If Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then Indemnified Persons shall give the Indemnifying Person prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed; provided however that except with the consent of the Indemnifying Person, no such settlement shall be determinative of whether there is any underlying basis for indemnification under this Article IX nor the amount of Losses relating to such Third Party Claim.

(d) If the Indemnifying Person exercises its right to assume the defense of a Third Party Claim, it shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

(e) To the extent there is an inconsistency between this Section 9.4 and Section 6.9 as to any Tax matter, the provisions of Section 6.9 shall govern.

Section 9.5. Survival of Representations and Warranties; Release of Escrow Funds.

(a) Subject to the further provisions of this Section 9.5(a), the representations and warranties of the parties contained in this Agreement shall survive for a period of eighteen (18) months following, and calculated from, the Closing Date (the “Escrow Period”); provided, however, that the Fundamental Representations, the Tax Representations and the Employee Benefits Representations shall survive the Closing Date until the expiration of the statute of limitations (after taking into account any waiver, extension, tolling or mitigation thereof, in each case, in accordance with applicable Law), if any, applicable to the subject matters set forth therein. The covenants and agreements contained herein shall survive the Closing Date indefinitely for purposes of any claim of nonfulfillment, nonperformance or breach thereof, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term, and in each case until such claim has been finally resolved. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 9.5 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.

(b) Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, and the rights of the Parent Group under this Article IX shall not be affected notwithstanding (i) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, (ii) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, the Closing hereunder, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iv) the Closing hereunder.

(c) Subject to the terms of the Escrow Agreement and Section 10.1(c), the Escrow Account shall be in existence immediately following the Effective Time, and the Escrow Funds (less any amount which is reasonably necessary to satisfy any unresolved or unsatisfied claims for Losses specified in a notice delivered to the Securityholders’ Representative pursuant to Section 9.3 or Section 9.4 prior to the expiration of the Escrow Period) shall be released from the Escrow Account no later than 5:00 p.m. Pacific time on the third (3rd) Business Day following the termination of the Escrow Period. Upon the release of the Escrow Funds, the Escrow Agent shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Escrow Funds no longer reasonably necessary to satisfy any then pending claims against the Escrow Account and shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Escrow Funds, if any, following resolution of all such claims. Notwithstanding the foregoing, to the extent that the Supplemental Escrow Amount is deposited in the Escrow Account in accordance with Section 3.2(b)(iv), any amounts remaining of the Supplemental Escrow Funds shall be released from the Escrow Account prior to the expiration of the Escrow Period no later than 5:00 p.m. Pacific time on the third (3rd) Business Day following the occurrence of a Release Event. Upon such release of the Supplemental Escrow Funds, the Escrow Agent shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Supplemental Escrow Funds.

Section 9.6. Guarantee

(a) Guarantor hereby guarantees the full and prompt payment and performance when due of all present and future obligations, liabilities and indebtedness of Parent to the Seller Group arising under this Agreement at or prior to the Effective Time (collective, the “Guaranteed Obligations”). The Seller Group may have immediate recourse against Guarantor for full and immediate payment of the Guaranteed Obligations at any time after the Guaranteed Obligations, or any part thereof, have not been paid in full when due or performed when required by this Agreement. This is a guarantee of payment, and not of collection, and Guarantor therefore agrees that the Seller Group shall not be obligated prior to seeking recourse against or receiving payment from Guarantor to do any of the following acts (although Seller Group may do so, in whole or in part, at its option), the performance of each of which is hereby unconditionally waived by Guarantor: (a) take any steps whatsoever to collect from Parent or to file any claim of any kind against Parent; or (b) in any other respect exercise any diligence whatsoever in collecting or attempting to collect the Guaranteed Obligations by any means. No delay on the part of the Seller Group in exercising any of their options, powers or rights, or partial or single exercise thereof, under this Section 9.6 will constitute a waiver thereof. If any provision of this Section 9.6 is determined to be illegal, unconscionable or unenforceable, all other terms and provisions hereof will nevertheless remain effective and will be enforced to the fullest extent permitted by law. Following the Closing, the provisions of this Section 9.6 shall automatically terminate and Guarantor shall have no further obligations hereunder.

(b) This Guaranty is absolute, unconditional, continuing and irrevocable, and is in no way conditioned on, contingent upon or affected by the existence or continuance of Parent as a legal entity, the consolidation or merger of Parent with or into any other entity, the sale, lease or disposition by Parent of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of Parent, the admission by Parent of its inability to pay its debts as they mature, or the making by Parent of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. The Seller Group may, at any time and from time to time, to the extent in accordance with this Agreement, without the consent of or notice to Guarantor (except such notice as may be required by applicable statute which cannot be waived), without impairing or releasing the obligations of Guarantor hereunder, (i) amend or supplement the terms of this Agreement or any documents, instruments or agreements executed in connection herewith (including the Guaranteed Obligations) or (ii) exercise or refrain from exercising any rights against Parent or Guarantor or otherwise act or refrain from acting.

(c) Guarantor, to the extent permitted under applicable law, hereby waives (i) any right to require the Seller Group to (A) proceed against Parent, (B) proceed against or exhaust any security (if any) received from Parent or (C) pursue any other right or remedy in the Seller Group’s power whatsoever, (ii) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of Guarantor against Parent, or any security (if any), (iii) any right to exoneration of sureties which would otherwise be applicable, (iv) any right of subrogation or reimbursement, and (v) any right to be informed of the financial condition of Parent or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations. Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of Parent and of other circumstances affecting such nonpayment and nonperformance risks.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1. Securityholders’ Representative

(a) Shareholder Representative Services LLC is hereby constituted and appointed as agent and attorney in fact for and on behalf of each of the Securityholders (the

“Securityholders’ Representative”). Without limiting the generality of the foregoing, the Securityholders’ Representative has full power and authority, on behalf of each Securityholder and his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement; (iii) receive service of process in connection with any claims under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; (v) give and receive notices and communications; (vi) engage counsel, and such accountants and other advisors or experts for the Securityholders and incur such other expenses on behalf of the Securityholders in connection with this Agreement and the transactions contemplated hereby as the Securityholders’ Representative may deem appropriate; and (vii) take all actions necessary or appropriate in the judgment of Securityholders’ Representative on behalf of the Securityholders in connection with this Agreement.

(b) If a Person serving as the Securityholders’ Representative resigns or for any other reason ceases to serve in such capacity, then by written notice to Parent, signed by Securityholders holding (or who held immediately prior to the Effective Time) a majority of the shares of Company Stock determined in a fully diluted basis, a successor Securityholders’ Representative named in such notice will be substituted for the Person who ceased to serve.

(c) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Securityholder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Securityholders’ Representative may lawfully do or cause to be done by virtue hereof. Each Securityholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Securityholders’ Representative of any documents executed by the Securityholders’ Representative pursuant to this Section 10.1, such Securityholder shall be bound by such documents as fully as if such Securityholder had executed and delivered such documents. No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall receive no compensation for its services other than pursuant to the terms of that certain Securityholders’ Representative Agreement, dated on or about the date hereof, by and among the Securityholders’ Representative, the Company and certain of the Securityholders (the “Securityholders’ Representative Agreement”). Each Securityholder hereby agrees to receive correspondence from the Securityholders’ Representative, including in electronic form.

(d) Each Securityholder acknowledges and agrees that the Securityholders’ Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Securityholders’ Representative deems appropriate in the Securityholders’ Representative’s sole discretion. No Person serving as the Securityholders’ Representative shall have any liability to any Person in connection with any act or omission as the Securityholders’ Representative, except for such Person’s willful misconduct or gross negligence. The Securityholders’ Representative shall not have any implied duties or obligations. The Securityholders’ Representative may rely upon any instrument which the Securityholders’ Representative in good faith believes to be genuine. The Securityholders’ Representative may consult legal counsel selected by it in the event of any dispute or question relating to this Agreement or any of the transactions or documents contemplated in connection with this Agreement, or in connection with the conduct of the Securityholders’ Representative’s duties. Each Securityholder further agrees to indemnify and hold the Securityholders’ Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as the Securityholders’ Representative, in each case as such loss, liability or expense is incurred or suffered; provided that in the event it is finally adjudicated that any such loss, liability or expense was primarily caused by the Securityholders’ Representative’s gross negligence or willful misconduct, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified loss, liability or expense attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Securityholders, any such losses, liabilities or expenses may be recovered by the Securityholders’ Representative from (i) the funds in the Expense Fund and (ii) if the Expense Fund is depleted, the amounts in the Escrow Account otherwise distributable to the Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Securityholders’ Representative to the Escrow Agent; provided that while this section allows the Securityholders’ Representative to be paid from the Expense Fund and/or the Escrow Account, this does not relieve the Securityholders from their obligation to promptly pay such losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise.

(e) A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all Securityholders and shall be final, binding and conclusive upon each such Securityholder, Parent, Merger Sub and Company and their respective Affiliates may rely upon any decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every Securityholder. Each of Parent, Merger Sub, Company and their respective Affiliates is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Securityholders’ Representative. In furtherance of the foregoing, any reference to a power of Securityholders under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Securityholders’ Representative.

(f) The Expense Amount shall be held by the Securityholders’ Representative in a segregated client bank account (the “Expense Fund”) and shall be used solely for the purposes of paying directly or reimbursing the Securityholders’ Representative for any third party expenses or other expenses or obligations incurred by or that are the responsibility of the Securityholders’ Representative pursuant to this Agreement, the Escrow Agreement or the Securityholders’ Representative Agreement. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders shall not receive interest or other earnings on the Expense Fund and the Securityholders irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may have in any interest that may accrue on funds held in the Expense Fund. The Securityholders acknowledge that the Securityholders’ Representative is not providing any investment supervision, recommendations or advice. The Securityholders’ Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the expiration of the Escrow Period and the resolution in full of all pending claims against the Escrow Account, if any, under the terms set forth herein, the Securityholders’ Representative shall disburse the balance of the Expense Fund to the Escrow Agent to be disbursed to the Securityholders in accordance with the Escrow Agreement. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

Section 10.2. Specific Performance and Other Remedies.

The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, shall be entitled to specific performance of such covenant or agreement or may seek any other equitable relief, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

Section 10.3. Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and the fees prepaid) as follows:

If to the Company:	OPENLANE, Inc. 2200 Bridge Parkway Suite 202 Redwood City, CA 94065 Facsimile: (650) 412-4001 Attention: Peter Kelly Chief Executive Officer

With a copy (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Facsimile No.: (650) 493-6811 Attention: Jon C. Avina Lawrence M. Chu

If to the Securityholders’ Representative:

Shareholder Representative Services LLC

601 Montgomery Street, Suite 2020

San Francisco, CA 94111

Telephone: (415) 367-9400

Facsimile: (415) 962-4147

Email: deals@shareholderrep.com

Attention: Managing Director

In all cases, with a copy (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Facsimile No.: (650) 493-6811 Attention: Jon C. Avina Lawrence M. Chu

If to Parent, Merger Sub or Guarantor:	KAR Auction Services, Inc. 13085 Hamilton Crossing Blvd. Carmel, IN 46032 Facsimile: (317) 249-4518 Attention: Rebecca C. Polak Executive Vice President and General Counsel

With a copy (which shall not constitute notice) to:	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 Facsimile: (312) 558-5700 Attention: Leland E. Hutchinson Brian M. Schafer

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 10.4. Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 10.5. Assignment; Successors in Interest.

No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided, however, that Parent and Merger Sub may assign any or all of their rights, obligations and interests hereunder without any such written consent to any Affiliate of Parent or Merger Sub or to any of Parent’s or Merger Sub’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby. This Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

Section 10.6. Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 10.7. Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 10.8. Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented prior to the Effective Time except by written agreement of the parties, other than the Guarantor and the Securityholders’ Representative (except that no amendments may be made to (i) Section 9.6 without the written agreement of the Guarantor and (ii) to Section 10.1 without the written agreement of the Securityholders’ Representative). Notwithstanding the foregoing, no amendment, modification or supplement to this Agreement that affects the rights and obligations of the Securityholders’ Representative shall be binding on the Securityholders’ Representative unless executed by the Securityholders’ Representative. This Agreement may not be amended, modified or supplemented after the Effective Time except by written agreement of the parties (including, for the avoidance of doubt, the Securityholders’ Representative), other than the Guarantor (except that no amendments may be made to Section 9.6 without the written agreement of the Guarantor).

Section 10.9. Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties agree that, after a legal dispute is before a court as specified in this Section 10.9, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 10.10. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11. Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 10.12. Counterparts.

This Agreement may be executed in two (2) or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 10.13. Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement (other than (A) following the Effective Time, the rights of Securityholders to receive payment in accordance with Section 3.3, (B) the right of the Company on behalf of its Securityholders, to pursue damages or equitable remedies in the event of Parent’s or Merger Sub’s breach of this Agreement and (C) the rights conferred on the Indemnified Parties under Article IX and the Indemnified Directors and Officers pursuant to Section 6.10).

Section 10.14. Waiver.

Any agreement on the part of a party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such party with respect to the matters relating to such waived condition. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.15. Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.

Section 10.16. Cooperation Following the Closing.

Following the Closing, each of the parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

Section 10.17. Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) Parent and Merger Sub will pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel, and (b) the Securityholders will pay all of the fees, costs and expenses of the Company, the Securityholders and the Securityholders’ Representative incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 10.18. Interpretation; Construction.

(a) The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The term “delivered” or “made available” means that the Company has posted such materials to the virtual data room hosted by Merrill Corporation in connection with the negotiation of this Agreement. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof’, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is reasonably apparent on its face or described in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Any dollar amounts or thresholds indicated in this Agreement shall not be an admission or be reflective of what is or may be deemed to be material or a “Material Adverse Effect.”

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

COMPANY

OPENLANE, INC.

By:	/s/ Peter Kelly
Name:	Peter Kelly
Title:	Chief Executive Officer

MERGER SUB

RILEY ACQUISITION, INC.

By:	/s/ James P. Hallett
Name:	James P. Hallett
Title:	President

PARENT

ADESA, INC.

By:	/s/ Thomas J. Caruso
Name:	Thomas J. Caruso
Title:	CEO and President

GUARANTOR

KAR AUCTION SERVICES, INC.

By:	/s/ James P. Hallett
Name:	James P. Hallett
Title:	CEO

SECURITYHOLDERS’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative

By:	/s/ Paul Koenig
Name:	Paul Koenig
Title:	Managing Director